UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Louisiana-Pacific Corporation

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LOUISIANA-PACIFIC CORPORATION	Proxy Statement and
414 Union Street, Suite 2000	Notice to Stockholders of
Nashville, Tennessee 37219	Annual Meeting
(615) 986-5600	May 6, 2010

March 19, 2010

Dear Stockholder:

On behalf of the Board of Directors, I cordially invite you to attend the Annual Meeting of Stockholders of Louisiana-Pacific Corporation. The meeting will be held on Thursday, May 6, 2010, at 1 p.m. at LP’s Corporate Headquarters, 414 Union Street, Suite 2000, Nashville, Tennessee. We look forward to personally greeting those stockholders able to be present.

At this year’s meeting, you will be asked to vote on the election of three directors and ratification of the selection of LP’s outside independent auditor. Your Board of Directors unanimously recommends a vote for each of these proposals. Action will also be taken on any other matters that are properly presented at the meeting.

Regardless of the number of shares you own, it is important that they be represented and voted at the meeting whether or not you plan to attend. Accordingly, you are encouraged to vote as soon as possible according to the instructions in the notice you received by mail or in the proxy statement.

The accompanying proxy statement contains important information about the annual meeting and your corporation. On behalf of the Board of Directors, thank you for your continued interest and support.

Sincerely,

/s/ RICHARD W. FROST

Richard W. Frost

Chief Executive Officer

LP is a trademark of Louisiana-Pacific Corporation.

LOUISIANA-PACIFIC CORPORATION

414 Union Street, Suite 2000

Nashville, Tennessee 37219

(615) 986-5600

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 6, 2010

The 2010 Annual Meeting of Stockholders of Louisiana-Pacific Corporation (“LP”) will be held at LP’s Corporate Headquarters, 414 Union Street, Suite 2000, Nashville, Tennessee, on Thursday, May 6, 2010, at 1 p.m. local time, to consider and vote upon the following matters:

1.	Election of three Class I directors.

2.	Ratification of the selection of Deloitte & Touche LLP as LP’s independent auditor for 2010.

Only stockholders of record at the close of business on March 8, 2010, are entitled to notice of and to vote at the meeting.

In accordance with the General Corporation Law of the State of Delaware, a complete list of the holders of record of LP’s Common Stock entitled to vote at the meeting will be open to examination, during ordinary business hours, at LP’s headquarters located at 414 Union Street, Suite 2000, Nashville, Tennessee 37219, for the ten days preceding the meeting, by any LP stockholder for any purpose germane to the meeting.

Admission to the meeting will be by ticket only. The notice you received in the mail regarding the meeting will serve as your admission ticket. If you are a stockholder whose shares are held through an intermediary such as a bank or broker and you wish to attend the meeting, you may also obtain an admission ticket by presenting proof of share ownership, such as a bank or brokerage account statement, at the meeting entrance.

/s/ MARK A. FUCHS
MARK A. FUCHS
Secretary

Nashville, Tennessee

March 19, 2010

Whether or not you expect to attend the meeting, please vote as soon as possible according to the instructions in the notice you received by mail, or, if you requested a paper copy of the proxy statement, on your enclosed proxy card. If you attend the meeting, you may withdraw your proxy and vote in person.

On written request, LP will provide, without charge, a copy of its Form 10-K Annual Report for 2009 filed with the Securities and Exchange Commission (including the financial statements and a list briefly describing the exhibits thereto) to any record holder or beneficial owner of LP’s Common Stock on March 8, 2010, the record date for the 2010 Annual Meeting, or to any person who subsequently becomes such a record holder or beneficial owner. The reports will be available for mailing in late March 2010. Requests should be sent to: Corporate Affairs, Louisiana-Pacific Corporation, 414 Union Street, Suite 2000, Nashville, Tennessee 37219.

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PROXY STATEMENT

Louisiana-Pacific Corporation, a Delaware corporation (“LP”), is soliciting proxies on behalf of its Board of Directors to be voted at the 2010 Annual Meeting of Stockholders (including any adjournment of the meeting). This proxy statement and the accompanying proxy card are being distributed to stockholders beginning on approximately March 22, 2010.

VOTING PROCEDURE

As allowed by rules and regulations of the Securities and Exchange Commission, we are providing access to this proxy statement by Internet. You will not receive a paper copy of this proxy statement by mail unless you request it. Instead, you were sent a notice (the “Notice”) providing instructions on how to view this proxy statement and vote your proxy by Internet.

If you requested a paper copy of this proxy statement, a proxy card is enclosed for your use. To vote by mail, please sign, date, and return the proxy card promptly. For your convenience, a return envelope is enclosed, which requires no postage if mailed in the United States. You may indicate your voting instructions on the proxy card in the spaces provided. Properly completed proxies will be voted as instructed. If you return a proxy without indicating voting instructions, your shares will be voted in accordance with the recommendations of the Board of Directors for Items 1 and 2 listed in the Notice of Annual Meeting of Stockholders.

If you vote your proxy prior to the meeting, you may revoke it (1) by filing either a written notice of revocation or a properly signed proxy bearing a later date with the Secretary of LP at any time before the meeting, (2) by voting in person at the annual meeting, or (3) by following the instructions in the Notice.

If shares are held for your account in the Automatic Dividend Reinvestment Plan administered by Computershare Trust Company, N.A., all your shares held in the plan will be voted in the same manner as shares you vote by proxy. If you do not vote by proxy, the shares held for your account in the plan will not be voted.

Only stockholders of record at the close of business on March 8, 2010, are entitled to receive notice of the annual meeting and to vote at the meeting. At the record date, there were 126,799,529 shares of common stock, $1 par value (“Common Stock”) outstanding. Each share of Common Stock is entitled to one vote on each matter to be acted upon. A majority of the outstanding shares of Common Stock represented at the meeting will constitute a quorum. Additional information concerning holders of outstanding Common Stock may be found under the heading “Holders of Common Stock” below.

The Board of Directors has adopted a confidential voting policy which provides that the voting instructions of stockholders are not to be disclosed to LP except (a) in the case of communications intended for management, (b) in the event of certain contested matters, or (c) as required by law. Votes will be tabulated by independent tabulators and summaries of the tabulation will be provided to management.

Beginning this year, banks and brokers acting as nominees for beneficial owners are not permitted to vote proxies with regard to the election of directors on behalf of beneficial owners who have not provided voting instructions to the nominee (a “broker non-vote”), making it especially important that you send your broker your voting instructions.

ITEM 1—ELECTION OF DIRECTORS

Nominees

The three nominees listed below for the Class I director positions to be voted on at the meeting are currently members of the Board of Directors. The term of office for the positions to be voted on will expire at the Annual Meeting of Stockholders in 2013.

The Board of Directors has determined that each of the nominees named below has no material relationship with LP, either directly or as a partner, stockholder, officer or director of an organization that has a relationship with LP, and are not disqualified from being independent under the listing standards adopted by the New York Stock Exchange (the “NYSE”) and approved by the Securities and Exchange Commission (the “SEC”).

Lizanne C. Gottung	Nominee for Term Expiring 2013

Lizanne C. Gottung, age 53, became a director of LP in 2006. Ms. Gottung has been Senior Vice President of Human Resources of Kimberly-Clark Corporation since 2002. She has held a variety of human resources, manufacturing and operational roles of increasing responsibility with Kimberly-Clark over the past 25 years. The Board selected Ms. Gottung to serve as a director based on her valuable experience in labor relations and human resources in a large publicly held corporation. Ms. Gottung has extensive experience in leading, designing and implementing human capital strategies, including global compensation and benefits, executive compensation and benefits, talent management, diversity and inclusion, organizational effectiveness and corporate health services. Ms. Gottung is a member of the Environmental and Compliance Committee and the Compensation Committee. Ms. Gottung provides valuable insight and advice to the Board in evaluating a variety of labor and employment issues, encourages diverse perspectives, and provides advice regarding LP’s employment compliance matters.

Dustan E. McCoy	Nominee for Term Expiring 2013

Dustan E. McCoy, age 60, became a director of LP in 2002. Mr. McCoy has been Chairman and Chief Executive Officer and a director of Brunswick Corporation, a recreation products company headquartered in Lake Forest, Illinois, since December 2005. He joined Brunswick Corporation in September 1999 as its Vice President, General Counsel and Corporate Secretary and became President of Brunswick Boat Group in 2000, which position he held until December 2005. He was previously Executive Vice President of Witco Corporation, a global specialty chemical company headquartered in Greenwich, Connecticut, from January to September 1999 and was Witco’s Senior Vice President, General Counsel and Corporate Secretary from July 1996 until December 1998. Mr. McCoy is also a director of Freeport-McMoran Copper & Gold Inc. The Board selected Mr. McCoy to serve as a director because of his extensive experience in legal and compliance matters generally, and more specifically his experience in corporate governance and disclosure matters for publicly traded companies. Mr. McCoy provides leadership and oversight in LP’s compliance matters as Chair of the Environmental and Compliance Committee and as a member of the Nominating and Corporate Governance Committee. Also, having worked in leadership roles for companies producing both commodity and specialty products, he is able to provide valuable strategic advice to the Board and management in advancing LP’s interests.

Colin D. Watson	Nominee for Term Expiring 2013

Colin D. Watson, age 68, became a director of LP in 2000. Mr. Watson was President and Chief Executive Officer of Vector Aerospace Corporation, a company providing aviation overhaul and repair services with executive offices in Toronto, Ontario, Canada, from November 2003 until he retired in December 2004. Previously, he was Vice Chairman of the Board of Spar Aerospace Limited, an aviation services company with headquarters in Toronto, Ontario, Canada, from December 1999 until his retirement from the Spar Aerospace board in January 2002. He also served as Chief Executive Officer of Spar Aerospace from December 1999 to December 2000, and President and Chief Executive Officer from 1996 to November 1999. From 1979 to 1996, Mr. Watson was President and Chief Executive Officer of Rogers Cable TV, Ltd. Mr. Watson is also a director of Rogers Communications Inc., a diversified Canadian communications and media company. The Board selected Mr. Watson to serve as a director because of his extensive financial and investment experience in addition to his experience in operations in Canada. Mr. Watson is a citizen of Canada and he assists the Board in assessing the political and economic situation in Canada where a significant portion of LP’s operations occur. Mr. Watson’s experience in senior leadership roles and as a board member in a publicly traded company, along with his various roles in a number of private companies, affords significant financial and leadership capabilities. Mr. Watson is a member of the Finance and Audit Committee and is the Chair of the Compensation Committee.

Your shares represented by a properly completed and returned proxy card will be voted FOR the election of the three nominees named above unless authority to vote is withheld. If any nominee becomes unavailable to serve (which is not anticipated), your proxy will be voted for a substitute nominee designated by the Board of Directors. The three nominees receiving the highest total number of votes will be elected. Shares not voted for the election of directors, whether because authority to vote is withheld, or because the record holder fails to return a proxy, will not count in determining the total number of votes for each nominee.

Continuing Directors

The current members of the Board of Directors whose terms of office will continue beyond the 2010 Annual Meeting of Stockholders are listed below. The Board of Directors has determined that each continuing director named below, except for our CEO, Mr. Frost, has no material relationship with LP, either directly, or as a partner, stockholder, officer or director of an organization that has a relationship with LP, and is not disqualified from being independent under the NYSE’s listing standards.

E. Gary Cook	Current Term Expires 2011

E. Gary Cook, age 65, became a director of LP in 2000 and was appointed Chairman of the Board of Directors on November 1, 2004. Currently, Mr. Cook is Chief Executive Officer and Chairman of InEnTec Chemical, LLC. Mr. Cook was Chairman, President and Chief Executive Officer of Witco Corporation, a global specialty chemicals company, from 1996 until his retirement in 1999. Until 1996, he was President, Chief Operating Officer, and a director of Albemarle Corporation, a global specialty chemicals company spun off from Ethyl Corporation in 1994, where Mr. Cook had been a Senior Vice President and director since 1992. Mr. Cook was also a director of Trimeris Corporation, a biopharmaceutical company from 2000 to 2007. Mr. Cook was selected to serve as a director because of his leadership abilities and broad experience in specialty and commodity products. Mr. Cook’s experience at a number of large publicly traded companies affords him significant expertise in finance, capital markets and mergers and acquisitions. Mr. Cook serves as the nonexecutive Chairman, the Chair of both the Nominating and Corporate Governance Committee and the Executive Committee, and as a member of the Finance and Audit Committee. In these roles he applies his significant leadership capabilities in developing and maintaining a strong, diverse and independent Board with committees that work effectively to protect the integrity of the corporation as well as stockholder interests.

Kurt M. Landgraf	Current Term Expires 2011

Kurt M. Landgraf, age 63, became a director of LP in 2005. Mr. Landgraf has been President and Chief Executive Officer of Educational Testing Service, a private, nonprofit educational testing and measurement organization based in Princeton, New Jersey, since August 2000. Prior to that, he was Executive Vice President and Chief Operating Officer of E.I. du Pont de Nemours and Company (“du Pont”), a science and technology company based in Wilmington, Delaware. Mr. Landgraf is also a director of Corning, Inc., a technology manufacturing company. Mr. Landgraf was a director of IKON Office Solutions, Inc., until it was acquired by Ricoh Company, Ltd. in October 2008. He has chaired the National Pharmaceutical Council, United Way of Delaware, the Delaware Association for Rights of Citizens with Mental Retardation, and Delaware CarePlan. He recently completed a term as President of the National Consortium for Graduate Degrees for Minorities in Engineering and Sciences, Inc. Mr. Landgraf was selected to serve as a director because he possesses valuable financial expertise, including extensive experience with capital markets transactions and investment in both public and private companies. He has held director and senior positions in global industrial and technology-dependent businesses, which informs his judgment and risk assessment as a director of LP. His experience on Corning’s Finance and Audit Committee and as Chief Financial Officer of du Pont is a benefit to the Board. Mr. Landgraf serves on the Finance and Audit Committee and the Compensation Committee.

John W. Weaver	Current Term Expires 2011

John W. Weaver, age 64, became a director of LP in February 2010. Mr. Weaver served as President and Chief Executive Officer of Abitibi-Consolidated, Inc., a manufacturer of building products and paper products from 1999 until it merged with Bowater, Inc. in October 2007, at which time, he became the Executive Chairman of AbitibiBowater, Inc. Mr. Weaver resigned as Executive Chairman of AbitibiBowater, Inc. as of February 1, 2009 and from the Board of AbitibiBowater, Inc. as of October 31, 2009. AbitibiBowater, Inc. filed bankruptcy in both the United States and Canada in April 2009. Mr. Weaver held a number of senior executive positions in operations and sales prior to being appointed President and Chief Executive Officer of Abitibi-Consolidated, Inc. He has over 30 years of experience in the forest products industry. Mr. Weaver was a member of the Abitibi-Consolidated, Inc. board of directors, and has been the chair of both the Forest Products Association of Canada and FP Innovations and a director of the U.S. Endowment for Forestry and Communities. Mr. Weaver was recommended and introduced to the Nominating Committee by Mr. Frost, LP’s CEO. Mr. Weaver was selected to serve as a director because he possesses valuable operational expertise in the forest products industry. The Board believes it is important to have an independent director on the Board with direct industry operating knowledge. Further, Mr. Weaver has significant forest products experience in Canada and provides a political, regulatory, and economic perspective in a country where a portion of LP’s operations take place. Mr. Weaver serves on the Nominating and Corporate Governance Committee and the Environmental and Compliance Committee.

Archie W. Dunham	Current Term Expires 2012

Archie W. Dunham, age 71, became a director of LP in 1996. Until September 30, 2004, he was Chairman of the Board and a director of ConocoPhillips, an international, integrated energy company. He served in various senior executive positions with Conoco Inc., including most recently as Chairman, President and Chief Executive Officer, for more than five years prior to its merger with Phillips Petroleum Company in 2002. Mr. Dunham is currently a director of Pride International, Inc., and Union Pacific Corporation previously serving as a director of Phelps-Dodge until it merged with Freeport-McMoran Copper & Gold Inc. Mr. Dunham was selected to serve as a director because of his leadership abilities and experience in volatile commodity markets. Further Mr. Dunham has significant financial, investment and acquisition experience. Additionally, he has led international operations and provides a global political and economic perspective that is unique and assists the Board in assessing risk and global growth opportunities. Mr. Dunham serves as the Chair of the Finance and Audit Committee and as a member of the Compensation Committee and Executive Committee.

Daniel K. Frierson	Current Term Expires 2012

Daniel K. Frierson, age 68, became a director of LP in 2003. Mr. Frierson has been Chairman and Chief Executive Officer of The Dixie Group, Inc., a manufacturer and distributor of high-end carpet and rugs headquartered in Chattanooga, Tennessee, for more than 15 years. He is also a director of Astec Industries, Inc. and a former director of Wellman, Inc. from May 2006 through August 2006. Mr. Frierson was selected to serve as a director because he possesses valuable operational expertise in a specialty products based industry that sells into LP’s primary outlets of distribution: residential construction and residential repair/remodel. Mr. Frierson assists the Board in risk evaluation and sales and market influences. Further, Mr. Frierson’s experience as a CEO in a publicly traded organization provides significant experience and guidance in corporate governance, disclosure to stockholders and regulatory matters. Mr. Frierson serves on the Nominating and Corporate Governance Committee and the Environmental and Compliance Committee.

Richard W. Frost	Current Term Expires 2012

Richard W. Frost, age 58, has been a director and Chief Executive Officer of LP since November 1, 2004. He previously was LP’s Executive Vice President, Commodity Products, Procurement and Engineering since March 2003, Executive Vice President, OSB, Procurement and Engineering from May 2002 through February 2003, and Vice President, Timberlands and Procurement from 1996 to April 2002. Mr. Frost is also a director of Tractor Supply Company, an operator of retail farm and ranch stores headquartered in Nashville, Tennessee. Mr. Frost was selected to serve as a director because he is the Chief Executive Officer. He has held multiple positions with increasing responsibilities. Prior to becoming CEO, he undertook the development of LP’s central procurement program, and led the expansion of OSB into South America, and has overseen the operations in LP’s largest business segments. Mr. Frost has an expansive knowledge of the forest products industry in North and South America, and brings a unique and valuable perspective to the Board. Mr. Frost also acts as a valuable liaison between the Board and Management. Mr. Frost is a member of the Environmental and Compliance Committee and Executive Committee.

Corporate Governance

Strong corporate leadership of the highest ethics and integrity has long been a major focus of LP’s Board of Directors and management. The key tenets of LP’s corporate governance principles include the following:

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A majority of the directors and all members of the Finance and Audit, Compensation, and Nominating and Corporate Governance Committees must be independent. To be considered independent under the corporate governance principles, a director must meet applicable NYSE and SEC standards and additional requirements. The additional requirements are that the director: (1) is free of any relationship that may interfere with the exercise of his or her independent judgment as a director, and (2) has not been an officer or employee of LP (including its subsidiaries or affiliates) at any time in the past five years. The Board has determined that all current directors other than Mr. Frost are independent under these standards. The two committees on which Mr. Frost serves are the Executive Committee and the Environmental and Compliance Committee. LP’s independence standards are available on its website together with the rest of the corporate governance standards, as summarized below.

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The independent directors meet in executive session without management present at the time of each quarterly Board meeting. LP separated the position of Chairman of the Board and Chief Executive Officer in 2004 in order to more clearly distinguish the roles and duties of each position and increase the independence of the Board. As a result, the Chairman of the Board has been designated to preside at Board meetings and executive sessions as long as he continues to be an independent director. In the Chairman’s absence, the Board would designate an independent director to preside at these meetings.

•	Following any material change in employment or business association, a director must tender his or her resignation for consideration by the Board, which may choose not to accept it.

•	Directors must retire as of the date of the next annual meeting of stockholders after attaining age 72.

•	Directors will be provided with orientation and continuing education opportunities relating to performance of their duties as directors.

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The composition, structure, purpose, responsibilities and duties of each of the standing Board committees other than the Executive Committee are set forth in written charters approved from time to time by the Board.

•	The Board and Board committees have authority to engage outside advisors, including outside legal counsel, who are independent of management to provide expert or legal advice to the directors.

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The Nominating and Corporate Governance Committee oversees annual evaluations of the effectiveness of the Board and operations of Board committees, and communicates the results of these evaluations to the full Board.

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LP has adopted a Code of Business Conduct and Ethics applicable to all directors, officers, and employees and a separate Code of Ethics for Senior Financial Officers, including the Chief Executive Officer, which relates to conflicts of interest and full, fair and accurate financial reporting. The Code of Business Conduct and Ethics addresses, among other matters, conflicts of interest, corporate opportunities, confidentiality, fair dealing, protection and proper use of company assets, legal and regulatory compliance, and reporting of illegal or unethical behavior. Waivers of either code with respect to directors and executive officers may be made only by the Board or a Board committee to which this responsibility is delegated, and will be promptly disclosed to LP’s stockholders by posting on LP’s website at www.lpcorp.com. In 2009, there were no waiver requests.

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LP’s Chief Executive Officer is responsible for maintaining a succession planning process with respect to top management positions and to report to the Board annually regarding specific assessments and recommendations.

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The Board has adopted stock ownership guidelines for both outside directors and executive officers. The guidelines specify target amounts of share ownership by certain compliance dates. For outside directors, the target amount is a number of shares equal in value to five times the regular annual retainer for directors and, for directors elected prior to 2006, the initial compliance date is the date of LP’s first regular board meeting in 2011. Directors who are first elected in 2006 or later have at least five years to comply. The requirements under the guidelines for executive officers are discussed under the heading “Additional Policies and Guidelines Affecting Executive Compensation” starting on page 28.

Current copies of LP’s corporate governance principles, Code of Business Conduct and Ethics, and Code of Ethics for Senior Financial Officers are available on LP’s website at www.lpcorp.com by clicking on “About LP,” then “Investor Relations,” then “Corporate Governance.” Any amendments to either code will also be posted at www.lpcorp.com. Copies of any of these documents may also be obtained free of charge by writing to Corporate Affairs, Louisiana-Pacific Corporation, 414 Union Street, Suite 2000, Nashville, Tennessee 37219.

Leadership Structure and Oversight of Risk

Board Leadership Structure

The Board has nine members with a diverse set of skills and experiences. All of the members, except the Chief Executive Officer, are independent. In 2004, the Board determined, for the purpose of enhancing the Board’s independence and effectiveness, that it was in the best interests of LP and stockholders to separate the Chairman position from the Chief Executive Officer. An independent director, Gary Cook, was elected by the Board to be the nonexecutive Chairman. If in the future, the Board determines that it is then in the best interests of LP and its stockholders to combine the Chairman and CEO position, it will disclose its reasoning for modifying this structure.

The Chairman’s duties include: preparing agendas for Board meetings in consultation with other directors and management, chairing meetings of the Board and executive sessions of the independent directors, chairing meetings of the Executive Committee, leading the independent directors in periodic reviews of the performance of the CEO, keeping directors informed by timely distribution of information, serving as liaison between independent directors and the CEO, and recommending independent outside advisors who report directly to the Board on material issues.

The directors are elected representatives of the stockholders and act as fiduciaries on their behalf. In performing its general oversight function, the Board reviews and assesses LP’s strategic and business planning as well as management’s approach to addressing significant risks. While the full Board meets at least quarterly, it has delegated much of its risk oversight activities to various committees (discussed below). All committees report directly to the Board on a quarterly basis and all committee minutes are distributed for review by the entire Board. Additionally, the Board and committees are authorized to retain independent advisors to assist in their oversight activities.

Oversight of Risk

As set out in LP’s Corporate Governance Principles, it is the responsibility of the CEO, and of senior management under the CEO’s direction, to operate the business of LP on a daily basis, in a competent and ethical manner to produce value for the stockholders, and to regularly inform the Board of the status of LP’s business operations. Management’s responsibilities include strategic planning, preparation of annual operating plans and budgets, risk management and financial reporting. The Board fulfills its oversight responsibilities as set out in the Corporate Governance Principles on behalf of the stockholders and for LP’s long-term health. The Board’s role does not include managing the daily complexities of business transactions, but the leadership structure provides the Board with significant information related to risks faced by LP, and an opportunity to synthesize, discuss and consider the risks independent of management and to provide guidance to management.

As part of its oversight responsibilities, the Board and its committees are involved in the oversight of risk management of LP. It does so in part through its review of findings and recommendations from LP’s Risk Management Council, the participants of which are executives and/or functional department leaders in the areas of Risk Management, Finance, Audit, Legal, Environmental, Product Quality, and Compliance, all of whom supervise day–to-day risk management throughout LP. The purpose of the Risk Management Council is helping the CEO assess the effectiveness of LP’s management of financial and business risks. The leaders, in addition to participation on the Risk Management Council, report directly to the Board or its committees at least quarterly. Each leader has direct access to the Board and its committees. Further, the Risk Manager periodically presents to the Finance and Audit Committee a comprehensive report as to the Council’s risk mapping efforts, as well as management’s efforts to mitigate and transfer risk. The Board also considers various aspects of the Company’s cash, credit, liquidity and operating risks on a quarterly basis.

Additionally, the Board committees consider the risks within their areas of responsibilities under each of their charters. For example: The Finance and Audit Committee considers financial risk on a quarterly basis and reviews various guidelines for cash, credit and liquidity measures; it also reviews risks related to financial disclosures and reporting; and it annually reviews the audit risk assessment identifying internal controls and risks that directs the audit plan for the coming year. The Nominating and Corporate Governance Committee reviews the various regulatory changes and trends related to corporate governance, including Board member selection and maintaining appropriate corporate governance principles and guidelines, as well as conducting annual evaluations to ensure Board and committee effectiveness. The Environmental and Compliance Committee reviews quarterly each compliance function and considers the various allegations, disciplinary actions and training statistics, and annually reviews the entire ethics program and any waivers of the program. The Compensation Committee reviews LP’s overall compensation programs and their effectiveness at linking executive pay to performance, as well as aligning the interests of management with stockholders. Each director is informed of the oversight activities of each committee through quarterly reports from the Committee Chairs to the entire Board.

Board and Committee Meetings

The Board of Directors held four regular quarterly meetings, two additional meetings, and eight Executive Committee meetings in 2009. During 2009, each director attended at least 75% of the aggregate of the total number of meetings of the Board and meetings held by all committees of the Board on which he or she served during his or her tenure on the Board or such committees. LP does not have a policy regarding attendance by directors at the annual meeting of stockholders. In 2009, six of eight directors attended the annual meeting.

The Board’s committees and membership on each committee as of March 22, 2010, are set forth in the table below. Except as otherwise noted, each committee member also served as shown in the table throughout 2009. Each committee shown below other than the Executive Committee has a written charter delineating its membership, duties and functions. Copies of the charters are available on LP’s website as described above under “Corporate Governance” and may also be obtained by writing to the address listed above.

Name of Director	Finance and Audit	Compensation	Nominating and Corporate Governance	Environmental and Compliance	Executive
E. Gary Cook	X		X*		X*
Archie W. Dunham	X*	X			X
Daniel K. Frierson			X	X
Richard W. Frost				X	X
Lizanne C. Gottung		X		X
Kurt M. Landgraf	X	X
Dustan E. McCoy			X	X*
Colin D. Watson	X	X*
John W. Weaver (became a Director February 4, 2010)			X	X

X = Committee member; * = Chairman

On October 29, 2009, the Board reassigned Mr. McCoy from the Compensation Committee to the Nominating and Corporate Governance Committee, and Mr. Landgraf from the Nominating and Corporate Governance Committee to the Compensation Committee.

Finance and Audit Committee

The Finance and Audit Committee (the “Audit Committee”) held nine meetings during 2009. Two of these meetings included education and training sessions on financial, accounting and disclosure issues currently applicable to LP. The training sessions, in some cases, were conducted by the independent auditor and in other cases by experts on particular issues. In order to effectively perform its oversight responsibilities and duties, the Audit Committee holds separate sessions from time to time with LP’s management, internal auditors, and the independent auditor.

The Audit Committee has sole authority and responsibility to select, retain, oversee, and replace LP’s independent auditor and to approve its compensation. The Audit Committee is responsible for pre-approving all audit services and legally-permitted non-audit services. The Audit Committee reviews the annual audit plan of the independent auditor and performs an annual evaluation of the auditor’s qualifications, performance and independence. The Audit Committee also reviews reports by the auditor regarding discussions with management relating to critical accounting policies, alternative treatments of financial information under generally accepted accounting principles, and other significant accounting issues, the results of the audits and the quarterly and annual financial statements, the opinion to be rendered by the auditor in connection with LP’s audited financial statements, and its audit of internal control over financial reporting. The Audit Committee meets with the auditor to discuss any audit problems or difficulties and management’s responses. The Audit Committee is responsible for reviewing and discussing with the auditor all matters that are required to be reviewed and discussed with the auditor under applicable legal, regulatory and corporate governance rules.

The Audit Committee also oversees LP’s internal audit function and internal control systems, including reviewing LP’s internal audit plans, the scope, coverage and objectivity of the internal audits performed, and the adequacy and the effectiveness of certain internal legal compliance programs. The Audit Committee also oversees LP’s disclosure controls and procedures and internal controls over financial reporting, and its guidelines, policies and programs with respect to financial risk assessment and risk management. The Director of Internal Audit regularly attends and reports to the Audit Committee once per quarter, or on an as-needed-basis, and also meets with the Audit Committee separate from management.

With respect to financial and financial reporting matters, the Audit Committee makes recommendations as appropriate to the Board of Directors regarding capital structure issues, dividend policy, treasury stock purchases, acquisitions and divestitures, external financing, complex financial transactions, and investment and debt policies. The Audit Committee also reviews and discusses with management the status and potential financial implications of significant legal and tax matters, major issues regarding accounting principles, significant financial reporting issues, the effect of regulatory and accounting initiatives and off-balance sheet structures on LP’s financial statements, the financial results to be included in LP’s reports filed with the SEC, and LP’s earnings press releases and other information provided to the public. Additionally, the Audit Committee regularly meets with the Corporate Treasurer and Risk Manager and the General Counsel to review various credit, operational and certain legal/compliance risks as well as methods of risk mitigation, including insurance coverage and limits.

The Audit Committee is also responsible for reviewing transactions between LP and certain related persons as described under the heading “Related Person Transactions” on page 44. The Audit Committee conducts an annual self-evaluation of its performance and satisfaction of its responsibilities under its charter and various regulatory requirements and reports its findings in its self-evaluation to the Board.

Audit Committee Financial Experts

The Board of Directors has determined that each member of the Audit Committee, Messrs. Cook, Dunham, Landgraf, and Watson, is financially literate, as that term is used in the NYSE’s listing standards, and an “audit committee financial expert,” as defined in the SEC’s rules and regulations. The Board of Directors has also determined that each member of the Audit Committee meets the independence requirements for audit committee membership mandated by the Sarbanes-Oxley Act of 2002 and incorporated into the NYSE’s listing standards.

Compensation Committee

The Compensation Committee exercises the authority of the Board of Directors with respect to the compensation of LP’s executive officers, including salaries, bonuses, fringe benefits, incentive compensation, equity-based compensation, deferred compensation, retirement benefits, and severance pay and benefits. It is responsible for administering LP’s 1997 Incentive Stock Award Plan (the “Stock Award Plan”), as well as its Amended and Restated Annual Cash Incentive Award Plan (the “Cash Incentive Plan”) with respect to awards to LP’s executive officers. In addition, the Compensation Committee administers LP’s other compensation and benefit plans covering officers and employees to the extent authorized under the terms of the plan or by action of the Board of Directors, including the participation in each plan by LP’s executive officers. Neither the Compensation Committee nor the Board, however, administer any ERISA or other pension plans. It is also responsible for making recommendations to the Board of Directors as to existing and proposed compensation and benefit plans. The Compensation Committee conducts an annual self-evaluation of its performance and satisfaction of its responsibilities under its charter and various regulatory requirements. The Compensation Committee held four meetings during 2009.

In order to ensure compliance with special rules affecting the deductibility of executive compensation under the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), and the short-swing profit liability provisions of the federal securities laws, certain compensation decisions with respect to LP’s executive officers are made by a special subcommittee of the Compensation Committee. Presently, each member of the Compensation Committee is also a member of the subcommittee. The subcommittee is responsible for decisions relating to (1) performance goals associated with performance-based compensation, including under the Cash Incentive Plan, and (2) criteria for the granting of stock-based awards under the Stock Award Plan. The subcommittee must always have at least two members.

Under its charter, the Compensation Committee has the authority in its sole discretion to retain the services of outside consultants to assist it in making decisions regarding executive compensation and other compensation matters for which it is responsible. The Compensation Committee also has sole authority to terminate its consultants and to approve the fees and other terms of their engagement. The Compensation Committee has retained the firm of Frederic W. Cook & Co., Inc. (“Frederic Cook”) as the committee’s compensation consultant.

The Compensation Committee approved a list of measures intended to ensure Frederic Cook’s independence, including that the consultant will report to the committee and have unrestricted access to the Chairman, the consultant will attend executive sessions with the committee, any services requested of the consultant by management are subject to prior approval by the Chairman, and the Chairman will receive a copy of all invoices sent to LP by the consultant.

A managing director of Frederic Cook generally participates in each of the Compensation Committee’s meetings, including the executive sessions. Frederic Cook provides advice to the committee regarding individual performance objectives for target awards to certain executive officers under the Cash Incentive Plan, the composition of the peer group and benchmarks for purposes of analyzing LP’s competitive position with respect to executive compensation, market survey data supporting compensation packages for new and existing executive officer positions, and the effect of SEC rules on LP’s disclosures regarding the committee and executive compensation in LP’s proxy statements.

Members of LP’s management, including its Chief Financial Officer, Vice President, Human Resources, and Vice President, General Counsel and Corporate Secretary, generally attend each Compensation Committee meeting. However, no LP officers or employees attend the executive sessions held by the committee in conjunction with each of its regular quarterly meetings, and LP executive officers are excused during committee discussions and determinations regarding their individual compensation.

In connection with its review and approval of various elements of LP’s executive compensation program, the Compensation Committee reviews and analyzes appropriate information prepared by the committee’s outside consultant and LP’s management, including compensation benchmark data compiled by Frederic Cook, quarterly reports provided by management regarding stock transactions and ownership levels of LP’s executive officers, descriptions of perquisites provided to executive officers, and profiles for each executive officer showing a breakdown of key components of executive compensation and total amounts paid or accrued by LP.

Members of LP’s management, including its Chief Executive Officer, Chief Financial Officer, and Vice President, Human Resources, made recommendations to the Compensation Committee concerning various elements of LP’s compensation program during 2009, including elements of the program that apply to executive officers. Such recommendations related to base salary levels for LP’s executive officers and target bonus amounts under the Cash Incentive Plan, the allocation between corporate performance goals and individual performance goals for the target bonuses, identification and calculation of the corporate performance goal, and establishment of individual performance goals for each executive officer. Those members of management also made recommendations regarding the terms, size, and value of proposed grants of restricted stock and stock-settled stock appreciation rights (“SSARs”) under the Stock Award Plan. LP’s Chief Executive Officer provides the committee with an evaluation to assist the committee in evaluating the performance of executive officers other than himself, as described under the heading “Executive Compensation—Compensation Discussion and Analysis—Committee Assessment of 2009 Performance” on page 24.

The Compensation Committee delegated to LP’s Chief Executive Officer and Vice President, Human Resources, authority to approve grants during 2009 of SSARs under the Stock Award Plan to newly-hired or promoted employees who were not executive officers of LP. Such awards were limited to not more than 15,000 SSARs per individual employee and up to 300,000 SSARs in total.

The Nominating and Corporate Governance Committee of the Board of Directors is responsible for making recommendations to the Board regarding all elements of compensation paid to LP’s outside directors. See “Nominating and Corporate Governance Committee” below.

Environmental and Compliance Committee

The Environmental and Compliance Committee, which met four times during 2009, is responsible for reviewing the effectiveness of LP’s environmental management systems and compliance programs, product quality management systems, other legal compliance programs, and non-financial compliance audit work performed by LP’s internal audit group. The Environmental and Compliance Committee receives quarterly written reports directly from functional leaders responsible for compliance, which include reports from the Vice President of Environmental Health & Safety, the Director of Internal Audit Department, the Director of Quality, and the Director of Compliance. Additionally, these leaders report in person annually to the committee on a rotating basis and are generally available for quarterly committee meetings as needed. Further, the Director of Compliance is a regular participant in committee meetings. The Environmental and Compliance Committee conducts an annual self-evaluation of its performance and satisfaction of its responsibilities under its charter.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee (the “Nominating Committee”) is authorized to establish procedures for selecting and evaluating potential nominees for director and to recommend to the Board of Directors qualifications for membership on the Board, including standards of independence for outside directors. The Nominating Committee also considers and makes recommendations to the Board regarding the size and diversity of the Board of Directors and Board committees, the selection of candidates for director, and the compensation of directors, including annual retainers, meeting fees, deferred compensation, stock grants and options, and pension or retirement plans. It develops and recommends for consideration by the Board principles, guidelines, and procedures for other matters of corporate governance that may arise. The Nominating Committee periodically reviews LP’s Code of Business Conduct and Ethics, which covers directors, officers and employees and addresses conflicts of interest, reporting of illegal or unethical behavior and related issues, and makes any recommendations to the Board for changes as it deems appropriate. It also oversees annual evaluations of the effectiveness of the Board of Directors, of the operations of Board committees (including itself), and of the contributions of individual directors. The Nominating Committee met four times during 2009.

Compensation for outside directors, including annual retainers, meeting fees, and annual grants of stock options and restricted stock, are described below under “Directors’ Compensation for 2009” on page 43. The Nominating Committee may request advice from Frederic Cook, the independent compensation consultant retained by the Compensation Committee, regarding the types and amount of compensation provided to LP’s outside directors.

Consideration of Director Nominees

The Nominating Committee, with input from the full Board, determines the desired skills, qualifications, and attributes of potential director candidates for each particular vacancy required to be filled. LP’s corporate governance principles approved by the Nominating Committee and adopted by the Board provide that directors must be persons of integrity, with significant accomplishments and recognized business stature, which will bring a diversity of perspectives to the Board. They must also be able to commit the necessary time to prepare for and attend all regularly scheduled meetings of the Board and committees on which they serve, except where there are unavoidable business or personal conflicts. One or more directors should have significant experience in the types of industries and business in which LP operates. The Nominating Committee uses the results of annual evaluations of the Board and Board committees in evaluating the skills and attributes desired in new director candidates. When a director states his or her intention to retire from the Board, the Nominating Committee also considers whether similar skills and qualifications should be sought in a replacement candidate. The Nominating Committee believes it to be desirable for all new outside directors (as is true of all current outside directors) to qualify as independent under the NYSE’s listing standards. Experience in some capacity with publicly traded companies is also a desirable attribute. Additionally, the corporate governance principles recognize that LP’s Chief Executive Officer will normally be a director and that other senior officers may be elected to the Board in appropriate circumstances as long as a majority of directors are independent as determined by the Board of Directors in accordance with the NYSE’s listing standards.

The Nominating Committee is authorized by its charter to retain a third-party search firm to assist in identifying director candidates. Ideally, each individual proposed as a director candidate will be known by at least one existing director who can assist in evaluating the candidate’s reputation for integrity and ethical conduct in business dealings.

As part of its annual self-assessment process, the Board and its committees determine the specific skill sets and necessary characteristics for an effective committee or Board. If the Board, generally through the Nominating Committee, determines that a specific skill set or perspective is necessary, the Board will authorize an increase in the number of Board members. In the event of a vacancy through retirement or through this annual self assessment process, the Nominating Committee determines which set of skills are necessary to fill the vacancy and then each current director is asked to submit potential director candidates based on the applicable criteria. The Board believes that appropriate expertise, gender, cultural and geographical diversity should be reflected on the Board. Once potential candidates are identified, the Nominating Committee designates one or more directors to screen each potential candidate for further consideration based on the relevant criteria. Following that screening process, the Nominating Committee (or a subcommittee) conducts in-person or telephone interviews with candidates warranting further consideration. Following those interviews, the Nominating Committee recommends a candidate to the full Board for election, as well as alternative candidates that the Board may wish to consider.

The Nominating Committee will consider stockholders’ recommendations concerning nominees for director. Any such recommendation, including the name and qualifications of a nominee, may be submitted to LP at its corporate offices: Louisiana-Pacific Corporation, 414 Union Street, Suite 2000, Nashville, Tennessee 37219, to the attention of the Chairman of the Nominating Committee. Stockholder-recommended candidates will be evaluated by the same criteria described above.

Stockholder Nominations for Election as Director

LP’s bylaws provide that nominations for election to the Board of Directors may be made by the Board or by any stockholder of record entitled to vote for the election of directors. Notice of a stockholder’s intent to make such a nomination must be given in writing, by personal delivery or certified mail, postage prepaid, to the Chairman of the Board and must include the following:

•	The name and address of the stockholder and each proposed nominee;

•	A representation that the stockholder is a record holder of Common Stock and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

•	A description of any arrangements or understandings pursuant to which the nominations are to be made;

•	The signed consent of each proposed nominee to serve as a director if elected; and

•	Such other information regarding each nominee as would be required to be included in LP’s proxy statement if the person had been nominated by the Board of Directors.

The notice must be delivered at least 45 days prior to the first anniversary of the initial mailing date of LP’s proxy materials for the preceding year’s annual meeting. For the 2011 annual meeting, this notice must be received by LP no later than February 5, 2011.

Communications Between the Board and Stockholders, Employees, or Other Interested Parties

LP will promptly forward to the Chairman of the Board any letter or other written communication sent to the Board or any individual director or group of directors, as long as the communication is delivered by certified mail or courier service addressed to LP’s Corporate Secretary at its corporate offices: Louisiana-Pacific Corporation, 414 Union Street, Suite 2000, Nashville, Tennessee 37219, and contains the name and address of the sender. If the communication is addressed to an individual director, it will first be sent to that individual for a determination as to whether it relates to a personal matter rather than an LP or an LP Board matter. The Chairman of the Board, in his or her sole discretion, will determine how to handle each communication, including forwarding it for consideration by the full Board, the non-management directors or independent directors only, a Board committee, or an individual director.

ITEM 2—RATIFICATION OF SELECTION OF INDEPENDENT AUDITOR

The Audit Committee has appointed Deloitte & Touche LLP as LP’s outside independent auditor to audit its consolidated financial statements for 2010. Although LP is not required to seek stockholder approval of this appointment, the Board has determined it to be sound corporate governance practice to submit the appointment for ratification by LP’s stockholders. If the appointment is not ratified by stockholders, the Audit Committee will investigate the possible basis for the negative vote and will reconsider the appointment in light of the results of its investigation.

Representatives of Deloitte & Touche LLP are expected to attend the annual meeting where they will be available to respond to questions and, if they desire, may make a statement.

The Board recommends a vote FOR the ratification of the Audit Committee’s appointment of Deloitte & Touche LLP as LP’s principal independent auditor.

Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor

The Audit Committee has pre-approved all audit services provided by LP’s independent auditor, Deloitte & Touche LLP, for the years ended December 31, 2008 and 2009. The Audit Committee also pre-approved all audit-related and permissible non-audit services provided by LP’s independent auditor during 2008 and 2009 and concluded that the provision of those services by Deloitte & Touche LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

The Audit Committee has adopted a policy for the pre-approval of services provided by the independent auditor. Under the policy, pre-approval is generally provided for up to one year. Each pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. In addition, the Audit Committee may pre-approve particular services on a case-by-case basis. For each proposed service, the independent auditor must provide a statement that such service is consistent with the SEC’s rules on auditor independence. The Audit Committee may delegate pre-approval authority to one or more of its members. Such a member must report any decisions to the Audit Committee at its next scheduled meeting. Unless specified otherwise by the Audit Committee, the Chairman of the Audit Committee has been delegated pre-approval authority under the pre-approval policy.

Fees Paid to Principal Independent Auditor

The aggregate fees, including expenses, billed to LP for the years ended December 31, 2008 and 2009 by LP’s principal accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates, were as follows:

	2008	2009
Audit Fees	$2,008,650	$1,842,000
Audit-Related Fees	226,000	194,000

Total Audit and Audit-Related Fees	2,234,650	2,036,000
Tax Fees	44,940	15,000
All Other Fees	239,500	91,500

Total Fees	$2,519,090	$2,142,500

Audit Fees.  Includes fees for audit services involving the audit of LP’s consolidated financial statements, review of interim quarterly statements, the audit of LP’s internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002, any other procedures required to be performed by LP’s independent auditor in order to render its opinion on LP’s consolidated financial statements, and services in connection with statutory audits and financial audits for certain of LP’s subsidiaries.

Audit-Related Fees.  Includes any fees for assurance and related services that are traditionally performed by the independent auditor and are not reported as audit fees. These audit-related services may include due diligence services pertaining to potential business acquisitions or dispositions, accounting consultations related to accounting, financial reporting, or disclosure matters not classified as audit services, assistance with understanding and implementing new accounting and financial reporting guidance from rulemaking authorities not classified as audit services, financial audits of employee benefit plans, and assistance with internal control reporting requirements. Audit-related fees for 2008 and 2009 primarily include fees for audits of employee benefit plans and review of reports issued in connection with lender and regulatory requirements.

Tax Fees.  Includes any fees for tax services, including tax compliance and planning services. Tax fees for 2008 primarily include fees for assistance related to expatriate employee tax compliance while fees for 2009 relate to the preparation of tax form 990 related to certain of LP’s Health and Welfare Plans.

All Other Fees.  Represents fees for a license to use a financial accounting technical research database, fees related to services provided in conjunction with LP’s March 2009 debt offering and its September 2009 equity offering.

OTHER BUSINESS

At the time this proxy statement was printed, management knew of no matters to be presented at the annual meeting other than the items of business listed in the Notice of Annual Meeting of Stockholders. If any matters other than the listed items properly come before the meeting, the proxies named in the accompanying form of proxy will vote or refrain from voting on such matters in accordance with their judgment.

FINANCE AND AUDIT COMMITTEE REPORT

In discharging its responsibilities, the Audit Committee and its individual members have met with management and LP’s independent auditor, Deloitte & Touche LLP, to review LP’s accounting functions and the audit process and to review and discuss LP’s audited consolidated financial statements for the year ended December 31, 2009. The Audit Committee discussed and reviewed with its outside auditing firm all matters that the firm was required to communicate and discuss with the Audit Committee under applicable auditing standards and all other legal, regulatory and corporate governance standards, including those described in Statement on Auditing Standards No. 61, as amended, regarding communications with audit committees. Deloitte & Touche has also provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding communication with the Audit Committee concerning independence. The Audit Committee discussed with Deloitte & Touche the firm’s independence.

Based on its review and discussions with management and LP’s outside auditor, the Audit Committee recommended to the Board of Directors that LP’s audited consolidated financial statements for the year ended December 31, 2009, be included in LP’s Annual Report on Form 10-K filed with the SEC.

Respectfully submitted,

Archie W. Dunham, Chairman

E. Gary Cook

Kurt M. Landgraf

Colin D. Watson

HOLDERS OF COMMON STOCK

Five Percent Beneficial Owners

The following table provides information concerning the beneficial ownership of Common Stock by the persons known to LP to beneficially own 5% or more of the outstanding Common Stock:

Name and Address	Common Stock Beneficially Owned		Approximate Percent of Class
Dimensional Fund Advisors L.P.	6,819,507	(1)	5.48%
Palisades West, Building One
6300 Bee Cave Road
Austin, Texas 78746

BlackRock, Inc.	13,506,521	(2)	10.84%
40 East 52nd Street
New York, NY 10022

FMR, LLC	9,486,620	(3)	7.62%
82 Devonshire Street
Boston, MA 02109

(1)	Amounts shown are based on Amendment No. 2 to Schedule 13G filed by Dimensional Fund Advisors L.P. on February 8, 2010, showing share ownership as of December 31, 2009. The amendment to Schedule 13G indicates that Dimensional Fund Advisors L.P. has sole voting power over 6,651,400 shares and sole dispositive power over 6,819,507 shares.

(2)	Amounts shown are based on Amendment to Schedule 13G filed by BlackRock, Inc. on February 8, 2010, showing share ownership as of December 31, 2009.

(3)	Amounts shown are based on Schedule 13G filed by FMR, LLC on February 16, 2010, showing share ownership as of December 31, 2009. The Schedule 13G indicates that FRM, LLC has sole voting power over 59,020 shares and sole dispositive power over 9,486,620 shares.

Directors and Executive Officers

The following table summarizes the beneficial ownership of Common Stock of LP’s directors, nominees for director, and executive officers included in the Summary Compensation Table below:

Name	Common Stock Beneficially Owned As of March 8, 2010(1)(2)	Approximate Percent of Class
E. Gary Cook(4)	73,697	*
Archie W. Dunham(4)	187,403	0.15%
Daniel K. Frierson(4)	38,771	*
Richard W. Frost(5)	1,392,483	1.1%
Lizanne C. Gottung(4)	21,944	*
Kurt M. Landgraf(4)	36,818	*
Dustan E. McCoy(4)	50,286	*
Richard S. Olszewski(3)(5)	256,727	0.20%
Curtis M. Stevens(5)	676,200	0.53%
Jeffrey N. Wagner(3)(5)	332,345	0.26%
Colin D. Watson(4)	33,621	*
John W. Weaver	666	*
All directors and executive officers as a group	3,100,961	2.45%

*	Percentages under 0.1% are not shown.

(1)	Shares are shown as beneficially owned if the person named in the table has or shares the power to vote or direct the voting of, or the power to dispose of, or direct the disposition of, such shares. Inclusion of shares in the table does not necessarily mean that the persons named have any economic beneficial interest in shares set forth opposite their respective names.

(2)	Includes shares reserved for issuance under immediately exercisable options and options which will become exercisable within 60 days after March 8, 2010, as follows: Mr. Cook, 55,698 shares; Mr. Dunham, 19,042 shares; Mr. Frierson, 25,730 shares; Mr. Frost, 1,053,879 shares; Ms. Gottung, 14,129 shares; Mr. Landgraf, 16,737 shares; Mr. McCoy, 37,306 shares; Mr. Olszewski, 166,907 shares; Mr. Stevens, 420,264 shares; Mr. Wagner, 241,280 shares; Mr. Watson, 24,815 shares; and all current directors and executive officers as a group, 2,075,886 shares.

(3)	Includes shares held by the LP Salaried 401(k) and Profit Sharing Plan and beneficially owned as follows: Mr. Olszewski, 55 shares; and Mr. Wagner, 3,985 shares.

(4)	Includes restricted shares granted under the 2000 Non-Employee Director Restricted Stock Plan as to which the following directors have the power to vote: Mr. Cook, 9,193 shares; Mr. Dunham, 9,196 shares; Mr. Frierson, 8,170 shares; Ms. Gottung, 7,815 shares; Mr. Landgraf, 9,155 shares; and Mr. McCoy, 8,976 shares. Mr. Watson holds 9,486 restricted stock units that are not included in the amounts shown in the table because he does not presently have voting or dispositive power over the shares issuable upon vesting of the units.

(5)	Includes restricted shares issued under LP’s 1997 Incentive Stock Award Plan as restricted stock awards, as to which the following executive officers have the power to vote: Mr. Frost, 168,858 shares; Mr. Olszewski, 86,410 shares; Mr. Stevens, 110,886 shares; and Mr. Wagner, 71,037 shares. Mr. Frost holds an additional 71,139 restricted stock units that are not included in the amounts shown in the table because they do not presently have voting or dispositive power over the shares issuable upon vesting of the units.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Securities Exchange Act of 1934 (“Section 16”) requires that reports of beneficial ownership of Common Stock and changes in such ownership be filed with the SEC and the NYSE by LP’s officers, directors, and certain other “reporting persons.” Based solely upon a review of copies of Forms 3, 4, and 5 (and amendments thereto) filed by LP’s reporting persons and written representations by such persons, to LP’s knowledge, all Section 16 reporting requirements applicable to such persons were complied with for the period specified in the SEC’s rules governing proxy statement disclosures.

EXECUTIVE COMPENSATION

Compensation Committee Report

In accordance with its written charter adopted by the Board, the Compensation Committee has oversight of compensation policies designed to align compensation with our overall business strategy, values and management initiatives. In discharging its oversight responsibility, the Committee has retained an independent compensation consultant to advise the Committee regarding market and general compensation trends.

The Committee has reviewed and discussed the Compensation Discussion and Analysis with our management, which has the responsibility for preparing the Compensation Discussion and Analysis. Based upon this review and discussion, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in our Annual Report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended December 31, 2009.

Respectfully submitted,

Colin D. Watson, Chairman

Archie W. Dunham

Lizanne C. Gottung

Kurt M. Landgraf

Compensation Discussion and Analysis

This Compensation Discussion and Analysis seeks to provide investors with an understanding of our policies and decisions regarding compensation of our named executive officers for 2009. Our named executive officers are our Chief Executive Officer, Chief Financial Officer and our other two executive officers.

We will address the following topics in this Compensation Discussion and Analysis:

•	Key Compensation Objectives and Policies

•	Elements of Executive Compensation Program

•	Peer Group for Comparison Purposes

•	Process for Setting Annual Compensation Targets

•	Total Direct Compensation

•	Annual Cash Compensation

•	Long-Term Equity Incentive Compensation

•	Retirement Benefits

•	Other Compensation

•	Executive Change of Control Agreements

•	Executive Compensation for 2010

•	Additional Policies and Guidelines Affecting Executive Compensation

Executive Summary

Like many other companies, LP faced significant challenges in 2009 due to deteriorating macroeconomic conditions. The overall economic environment, combined with the dismal housing market, created a difficult climate in which to provide appropriate incentives to be competitive and retain and motivate key employees while conserving cash. To address these realities, the Company re-evaluated its compensation programs and implemented several changes designed to ensure appropriate compensation opportunities for its employees.

Because of the challenging economic and business conditions, LP had not paid bonuses under its annual cash incentive plan in the previous two years. For 2009, the annual incentive plan was modified to focus on the key strategic measure for 2009: the preservation and maintenance of liquidity (specifically unrestricted cash balances), in addition to the key individual performance goals. During 2009, LP not only maintained, but significantly increased, cash balances. At December 31, 2009, LP’s cash balances (as measured by the Compensation Committee) were 98% above the targeted value, excluding financing activities. Through a concise and well executed plan, LP reduced its selling and administrative costs by 20%, a $27 million savings; and reduced inventories by almost $50 million, or about a 25% reduction from the December 31, 2008 levels. Additionally, the operating profits (losses) in each of our three segments improved significantly: 58% in Oriented Strand Board, 17% in Engineered Wood Products, and a nearly tenfold increase in Siding. LP achieved positive earnings before interest, taxes, depreciation and amortization in the third quarter of 2009 and achieved significant improvement in these same results for the full year. All of these things were accomplished despite a housing market that declined another 39% (as measured by housing starts) compared to the prior year.

In light of the challenges that we have faced over the last several years, and to which responses have included salary freezes and decisions not to pay annual cash incentives, we think it is especially important for us to be able to motivate and retain our employees, including our named executive officers, and to give them strong incentives to contribute to the recovery of our stock price and our future success.

As part of its ongoing review of our executive compensation program in comparison to developing trends, as well as in response to challenging economic conditions, the Compensation Committee of the Board of Directors (the “Committee”) took several important actions in late 2008 and in 2009, including:

•	A decision not to increase base salaries for our executive officers for 2009

•	A reduction in the value of the long-term incentive grants to our named executive officers in February 2009 by approximately 59% compared to plan targets

•

The adoption of a policy in October 2009, that future compensation agreements with executive officers will not provide for tax reimbursement and a related gross-up for personal benefits, except for certain relocation benefits and financial and estate planning services

•	The suspension of matching contributions under both the 401(k) plan and the Executive Deferred Compensation program.

The Committee believed these measures were appropriate in light of the then current economic environment and uncertainty regarding the future outlook.

The Committee conducted a review of its compensation policies and determined that the compensation policies and practices are not reasonably likely to have a material adverse effect on the company.

Key Compensation Objectives and Policies

The Committee is responsible for establishing and administering policies governing the compensation of our elected officers, including our named executive officers. In accordance with its charter, the Committee has adopted executive compensation policies that are designed to competitively achieve the following objectives:

Pay-for-Performance.  Support a performance-oriented environment that rewards achievement of our financial and non-financial goals.

Retention.  Attract and retain executives whose abilities are considered essential to our long-term success and competitiveness.

Focus on Long-Term Success and Stockholder Alignment.  Reward executives for long-term strategic management and enhancement of stockholder value. Align the long-term financial interest of our executives with those of stockholders.

Reduction of Risk.  Discourage executives from excessive risk taking that could have a material adverse impact on the company.

Elements of Executive Compensation Program

For 2009, the Committee authorized an executive compensation program to address these objectives. The following table provides additional information regarding how the program is designed to achieve these objectives:

Element	Objectives	Purpose	Target Competitive Position

Base salary	Pay-for-performance Retention	Provide annual cash income based on: • level of responsibility, performance and experience • comparison to market pay information	Compared to median of competitive market Actual base salary will vary based on the individual’s performance and experience in the position

Annual cash incentive	Pay-for-performance	Motivate and reward achievement of the following annual performance goals: • corporate key financial goals • other corporate financial and strategic performance goals	Compared to median of competitive market Actual payout will vary based on actual corporate and business unit or individual performance

Long-term equity incentive	Stockholder alignment Focus on long-term success Pay-for-performance Retention

Provide an incentive to deliver stockholder value and to achieve our long-term objectives, through awards of:

•   restricted stock or restricted stock units

•   stock settled stock appreciation rights (SSARs)

Target compared to median of competitive market Actual payout will vary based on actual stock performance Facilitate stock ownership by employees

Retirement benefits	Retention	Provide competitive retirement plan benefits through pension plans, 401(k) plan, SERP and other defined contribution plans	Benefits comparable to those of competitive market

Post-termination compensation (severance and change of control)	Retention	Encourage attraction and retention of executives critical to our long-term success and competitiveness	Subject to review and approval by the Committee on a case-by-case basis

When setting compensation for our executive officers, the Committee considers total direct compensation, which consists of the base salary, annual target cash incentive, and long-term equity incentive compensation elements described above. While the Committee reviews each of these compensation elements, the Committee’s decisions regarding a particular element are not necessarily impacted by other elements, other than to the extent that they affect total direct compensation. See “Total Direct Compensation” below.

Peer Group for Comparison Purposes

To ensure that our compensation programs are reasonable and competitive in the marketplace, the Committee compared our programs to those at other similar companies as well as in relation to benchmark data from a broader group of manufacturing companies. In 2009, the Committee used the following peer group:

• AbitibiBowater Inc. • Armstrong World Industries, Inc. • Canfor Corporation • Eagle Materials Inc. • Greif Inc. • Norbord Inc.	• Packaging Corporation of America • Simpson Manufacturing Co., Inc. • Smurfit-Stone Container Corporation • Temple-Inland Inc. • Universal Forest Products, Inc. • West Fraser Timber Co. Ltd.

The peer group was developed without consideration of individual company compensation practices, and no company has been included or excluded from our peer group because they are known to pay above-average or below-average compensation. We, the Committee, and the compensation consultant retained by the Committee also periodically review the peer group, and the peer group is revised as appropriate to ensure that it continues to represent similar North American organizations with which we compete for executive talent in the marketplace.

The benchmarking data provided to the Committee also includes size-adjusted compensation data extracted by the Committee’s independent compensation consultant, Frederic W. Cook & Co, Inc. (“Frederic Cook”), from several independent survey sources. The survey data presents median compensation figures based on information from companies across a broad range of industries without reference to individual companies.

Process for Setting Annual Compensation Targets

The benchmarking data reviewed by the Committee for its deliberations in early 2009 regarding compensation for the coming year was based 50% on information from the peer group and 50% on survey data. The benchmarking data compared each executive’s base salary, total cash compensation opportunities (salary and target cash incentive award opportunities), and total direct compensation opportunities (salary, target cash incentive award opportunities, and equity-based awards) for 2008 against projections for 2009 of equivalent items for similar categories of officers from the peer group and survey data. The benchmarking data was summarized at the 50th percentile (the target median) for each category of compensation. The Committee believes that use of blended survey and peer group data improves the quality of benchmarking data because it may be difficult to identify an appropriate match for some officers’ positions within the peer group alone. In addition, the survey data reflects the broader industries with which LP competes for management talent.

Total Direct Compensation

In setting 2009 compensation for our executive officers, including our Chief Executive Officer, the Committee focused on total direct compensation, which consists of annual cash compensation (base salary and annual target cash incentive) and long-term equity incentive compensation (restricted stock/restricted stock units and stock options/SSARs). The Committee considers annual cash and long-term equity incentive compensation both separately and as a package to help ensure that our executive compensation objectives are met.

Consistent with its approach to total direct compensation, the Committee established 2009 total direct compensation targets for each of our named executive officers. These target amounts formed the basis for the Committee’s compensation decisions in 2009, and the Committee believes that the 2009 awards it established were appropriate and consistent with our executive compensation objectives, even though the long term incentive was below market. In setting the total direct compensation of our executive officers, the Committee evaluates both market data provided by Frederic Cook and information on the performance of each executive officer for prior years. In order to remain competitive in the marketplace for executive talent, the target levels for the executive officers’ compensation elements, including our Chief Executive Officer, are compared to the median of the benchmark data described above. In order to reinforce a “pay-for-performance” culture, targets for individual executive officers may be set above or below this median depending on the individual’s performance in prior years and experience in the position, as well as any applicable retention concerns. The Committee believes that comparing target levels to the median, setting targets as described above, and providing incentive compensation opportunities that will enable executives to earn above or below target compensation if they deliver above-target or below-target performance on their established goals, are consistent with the objectives of our compensation policies. In particular, the Committee believes that this approach enables us to attract and retain skilled and talented executives to guide and lead our businesses and supports a “pay-for-performance” culture. While the total direct compensation targets established were appropriate in comparison to the peer data reviewed, the economic environment led to the Committee’s decision to not approve salary increases for our executive officers for 2009 and to provide a reduction in equity based compensation.

For 2009, the total direct compensation targets for our named executive officers were as follows:

Name	Position	2009 Total Direct Compensation Target
Richard W. Frost	Chief Executive Officer	$3,470,000
Curtis M. Stevens	Executive Vice President, Administration and Chief Financial Officer	$1,580,906
Richard S. Olszewski	Executive Vice President, Specialty Products and Sales and Marketing	$1,178,100
Jeffrey N. Wagner	Executive Vice President, OSB	$1,041,863

The 2009 total direct compensation target amounts differ from the amounts set forth in the Summary Compensation Table because:

•

Adjustments to base salaries, if any, generally occur as of March 1 of each year, while the Summary Compensation Table includes salaries for the calendar year. There were no base salary increases for 2009 and 2010.

•	Annual cash incentive compensation is reflected at the target level, while the Summary Compensation Table reflects the actual amount earned for 2009.

As shown in the charts on pages 25-26, performance-based compensation (annual cash incentive, restricted stock units, restricted stock and SSARs) constituted a significant portion of our named executive officers’ total direct compensation targets. Similarly, a large percentage of the total direct compensation targets were in the form of equity (restricted stock, restricted stock units, and SSARs).

Annual Cash Compensation

In order to attract and retain high caliber executives, we pay our executives an annual cash amount that is considered by the Committee to be competitive in the marketplace. The cash compensation is comprised of base salary and an annual cash incentive payment.

Base Salary.  Salary ranges and individual salaries for executive officers are reviewed annually, and salary adjustments are generally effective on March 1 of each year. In determining individual salaries, the Committee considers the market levels of similar positions at our peer group companies and survey data, the individual executive’s performance and experience in the position, and our salary increase guidelines. These guidelines permit annual salary increases depending on the executive’s individual performance during the prior year against results-based objectives established at the beginning of each year, and the executive’s leadership performance as measured against the following nine leadership competencies:

•	Propensity to Lead

•	Conceptual Thinking/Decision Making

•	Passion for Results

•	Adaptability

•	Learning Agility

•	Authenticity

•	Communication for Impact

•	People Management

•	Collaboration/Teamwork

In addition, executives and other employees may receive an additional increase if warranted because of promotion, retention concerns, or market conditions. In general, an experienced executive who is performing at a satisfactory level will receive a base salary at or around the median of our peer group companies. Executives may be paid above or below the median depending on their experience and performance.

The base salaries paid to our named executive officers in 2009 can be found in the Summary Compensation Table below.

Annual Cash Incentives.  Consistent with our compensation objective to support a performance-oriented environment, our executive compensation program includes an annual cash incentive program to motivate and reward executives in achieving our annual financial performance objectives and individual performance goals.

The target level for these annual payments is a percentage of the executive’s base salary, and that percentage is compared to the median of the peer group and survey data comparison described above and is set as described under “Total Direct Compensation.” The range of possible payouts is expressed as a percentage of the target level and is determined based on competitive factors and the goal of encouraging a performance-oriented environment. The target payment amounts and range of possible payouts for 2009 were as follows:

	Target Payment Amount	Possible Payout
Chief Executive Officer	75% of base salary	0% – 150% of target payment amount
Other Named Executive Officers	55% of base salary	0% – 150% of target payment amount

Under the program, the annual cash incentive is dependent on performance measured against corporate goals and individual goals established by the Committee at the beginning of each year. These performance goals, which are communicated to our executives at the beginning of each year, are derived from the financial and strategic goals of the company.

For 2009, the Committee established a 50/50 split between corporate and individual goals. The Committee established this allocation to strike an appropriate balance between aligning the executives with our overall corporate objectives and with individual performance accountability for each executive’s area of responsibility. Each year, the Committee determines the appropriate split between corporate and individual performance goals based on its assessment. In light of the overall economic environment and LP’s financial position as of December 31, 2008, the corporate goal for 2009 was established to be the attainment of a certain available cash balance (as defined by the Compensation Committee) as of December 31, 2009. The goal for 2009 was for the company’s available cash position to be equal to or greater than the amount as of December 31, 2008. The cash balance, as defined by the Committee, excluded any cash generated or used in connection with LP’s refinancing activities. Additionally, it excluded any reduction or recoveries in value associated with its auction rate securities. For the year ended December 31, 2009, LP exceeded its target cash position by $124 million.

The available cash metric was determined without regard to cash generated through debt or equity financing transactions. No amounts would have been payable under either the corporate or individual components of target awards unless the minimum threshold cash level was achieved.

Attainment of performance goals.  The Compensation Committee establishes individual performance goals that are intended to challenge the executives to meet or exceed the objectives for the business unit or staff functions for which they have responsibility. Following the end of the year, the executives’ performance is analyzed to determine whether performance for the goals was above target, on target or below target. Following a recommendation from our Chief Executive Officer (other than for himself), the Committee then determines a payout percentage for the executive based on this performance assessment. The Committee has the authority, in its sole discretion, to reduce or eliminate the payout of annual cash incentives despite its determination that performance was at or above target levels. The Committee will exercise its discretion, after weighing all facts, in the best interests of the Company.

From 2005 through 2009, the average payout for corporate goals (the corporate key financial goal) has been 65% of target. During this period, we achieved performance in excess of the target level two times and below the target level three times, and achieved the maximum performance level in only one year, 2009, as described below. From 2005 through 2009, total payout percentages (including individual performance goals) for the current named executive officers ranged from 0% to 160% of the participant’s target award opportunity, with an average payout percentage over the past five years of 66%. Although Mr. Olszewski was not employed in 2005 for purposes of the calculation, 100% was used for that year.

Committee Assessment of 2009 Performance.

Corporate key financial goals.  For 2009, the key financial goals at the corporate level, the potential payouts for achieving these goals, and the actual 2009 results were reviewed by the Committee. LP exceeded the targeted financial goal related to cash balances by 98%. Based upon the cash incentive plan, the Committee approved the Corporate portion of the award at the 150% level, the maximum payout in the plan.

Attainment of individual performance goals.  Our Chief Executive Officer provides the Committee with an assessment of each individual’s performance against the established goals. Based on performance during 2009, the Committee determined payout percentages for our named executive officers at 115% of target for the CEO and 110% of target for the other named executive officers. The Committee also took into consideration LP’s overall financial results.

The performance goals for the named executive officers for 2009 included:

•	Secure funds through refinancing to ensure the ability to operate through an extended economic downturn.

•	Implement the necessary steps to have cash inflow exceed cash outflow for 2009.

•

Set the “tone at the top” for the highest ethical standards for the company through communications; review LP compliance, safety and internal audits; and assure that LP’s approach to internal controls, ethics and disclosure is aligned and consistent.

•	Maintain our focus on market share growth with the objective of outperforming the market in several business units or product lines in their area of responsibility.

The individual performance goals described above were based on financial targets, budgets, and operational goals for LP that the Committee believed could be achieved at the 100% level through a strong performance by the executive or the company, as applicable, consistent with management’s expectations for the year.

Payouts for 2009.  The following table summarizes the payout opportunities and shows the actual payout of annual cash incentives for 2009 for our named executive officers:

	Annual Incentive Target		Annual Incentive Maximum		2009 Annual Actual Incentive Payout
	% of Base Salary	Amount($)	% of Target	Amount($)	% of Target	Amount($)
Richard W. Frost	75%	$630,000	150%	$945,000	133%	834,750
Curtis M. Stevens	55%	$260,000	150%	$390,000	130%	337,417
Richard S. Olszewski	55%	$206,000	150%	$309,000	130%	267,410
Jeffrey N. Wagner	55%	$182,000	150%	$273,000	130%	236,486

The cash incentive payments were paid during the first quarter of 2010 and are included in the Summary Compensation Table. In connection with approving the cash incentive payments, the Committee determined to accept management’s recommendation that no changes be made in base salary levels for LP’s executive officers for 2010, the second year in a row.

Long-Term Equity Incentive Compensation

The Committee awards long-term equity incentive grants to executive officers as part of their overall compensation package. These awards are consistent with the Committee’s objectives of aligning our senior leaders with the financial interests of our stockholders, focusing on our long-term success, supporting our performance-oriented environment, and offering competitive compensation packages.

The Committee (in its capacity as the subcommittee for purposes of complying with Section 162(m) of the Internal Revenue Code and insider trading laws) has determined that awards to executive officers under the Stock Award Plan will be one-third in the form of restricted stock or restricted stock units and two-thirds in the form of stock appreciation rights, based on the relative grant date fair values of the two types of awards.

Our primary product is OSB, which is subject to commodity pricing pressures that also have a major influence on our stock price. As a result, stock appreciation rights may have little or no immediate economic value for substantial periods of time when market prices drop below the exercise or base price of the awards, while restricted stock will normally retain a substantial amount of its value, thereby serving as a significant executive retention tool. On the other hand, stock appreciation rights have a greater sensitivity to increases in our stock value, thereby aligning the interests of executives more closely with those of our stockholders.

When determining the amount of long-term equity incentive plan awards to be granted to executives, the Committee established target values for the named executive officers, excluding the CEO, taking into account individual responsibilities and market factors, among others. These target values established for each named executive are reviewed annually based on market data for similar positions. Individual target values are subject to a performance adjustment factor based upon the performance of the executive against identified performance goals and our business performance that increases or decreases the target value based on these subjective assessments of the executive’s performance. The Committee decided not to apply the performance adjustment factor for 2009. The 2009 long-term target equity values were established in February 2009. For grant purposes, the Committee used discretion in determining the grants, taking into account the Black-Scholes-Merton pricing model, the number of shares available to grant and the burn rate, the value of the grant compared to previous grants, and the market median for competitive positions.

In 2009, the performance adjustment factor for each individual target award was 100% of the percentages indicated below. We adopted a policy that capped the average performance adjustment factor at 105% for executive officers as a group. Additionally, in 2009, we determined that an adjustment to our methodology of calculating the amount of equity awards was advisable in light of market conditions faced by LP and their effects on the market price of LP’s stock. Accordingly, we reduced the aggregate number of shares underlying awards to all employees for 2009, including executive officers, by 59%.

	Target Equity Values		Equity Value Granted
	% of Base Salary	Amount($)	% of Target	Amount($)
Richard W. Frost	—	$2,000,000	41%	$826,000
Curtis M. Stevens	180%	$809,000	41%	$351,000
Richard S. Olszewski	160%	$544,000	41%	$247,000
Jeffrey N. Wagner	160%	$504,000	41%	$219,000

We also plan to periodically review the valuation method used to calculate the value of equity-based awards. For several years including 2009, the Compensation Committee has relied on the Black-Scholes-Merton valuation method. In future years, it may consider alternative valuation methods. Information regarding restricted stock and SSARs granted to our named executive officers can be found under “Summary Compensation Table” and “Grants of Plan-Based Awards” for 2009.

Retirement Benefits

LP’s retirement plans are designed to provide retirement benefits at a competitive level compared to other companies in the building products industry and to serve as a significant retention tool in light of the cyclical nature of LP’s commodity business. All full-time salaried U.S. employees participate in LP’s 401(k) Plan and Retirement Account Plan. Employees who are in the top two levels of LP’s management, including executive officers, participate in LP’s Deferred Compensation Plan. Under the Deferred Compensation Plan, participants may defer the receipt of up to 90% of base salary and annual bonuses for income tax purposes. In addition, the Deferred Compensation Plan enables executives and other highly-compensated employees to obtain benefits comparable to those available under the 401(k) and Retirement Account Plans without being subject to the limits imposed by the Internal Revenue Code on tax-qualified plans.

In February 2009, LP suspended matching contributions under both the 401(k) Plan and the Executive Deferred Compensation Plan, due to economic conditions and LP’s desire to conserve cash. In addition, annual contribution credits to the Retirement Account Plan were discontinued effective January 1, 2010. In November 2009, management announced that it will reinstate a matching contribution to its 401(k) Plans effective January 1, 2010. The 401(k) Plan will provide for an annual matching contribution based on employee contributions, to a maximum of $4,900 per employee during 2010.

LP also maintains a Supplemental Executive Retirement Plan (SERP) that provides supplemental retirement pension benefits to selected senior executives. The SERP benefits generally do not vest until an officer has been a participant for five years, and are reduced by the value of employer contributions under LP’s other retirement plans and the Deferred Compensation Plan, as well as a portion of a participant’s Social Security benefits.

Additional information about LP’s retirement plans is provided in connection with the Summary Compensation Table, the Pension Benefits table, and the Nonqualified Deferred Compensation table on pages 33, 34 and 36. Personal benefits provided to LP’s executive officers are also discussed in more detail in note 5 to the Summary Compensation Table on page 31. The Committee believes that the retirement benefit and contribution plans described above are important parts of our compensation program. These plans are consistent with those maintained by our peer group companies and are therefore necessary in order to remain competitive with them for recruiting and retaining executive talent. Additionally, these plans help encourage retention of our senior executives because their retirement benefits under these plans generally increase for each year they remain employed by us.

Other Compensation

We provide our executive officers with limited perquisites, including personal financial planning services provided by an independent firm, and an executive health screening program where the Chief Executive Officer receives a comprehensive physical examination from an independent health care provider. The personal financial planning program is designed to provide executives with access to knowledgeable resources that understand our compensation and benefit plans and can assist our executives in efficiently and effectively managing their financial and tax planning issues.

Executive Change of Control Agreements

In November 2007, we approved new Change of Control Employment Agreements with our executive officers that became effective as of January 1, 2008. The agreements replaced and superseded similar agreements with those executive officers that were to expire on January 28, 2008.

Each current agreement provides for the payment of severance compensation and other benefits if the officer’s employment is terminated for specified reasons within three years following the occurrence of a change of control of LP. Such reasons include (a) termination by LP other than for cause and (b) termination by the officer because, among other things, his assigned duties, position, or authority are diminished in a material way, his compensation is substantially reduced, he is required to move his workplace more than 50 miles, or he has substantially increased travel requirements. Key severance benefits under the agreements include:

•	A cash payment in an amount equal to three times the sum of the officer’s annual base salary and the officer’s target bonus amount;

•	Enhanced benefits under LP’s retirement plans; and

•	Vesting of equity awards.

The terms of the agreements are described in more detail under the heading “Potential Payments Upon Termination or Change of Control” beginning on page 38.

Executive Compensation for 2010

Looking forward, the Compensation Committee (the “Committee”) authorized an executive compensation program for 2010 that is designed to achieve our executive compensation objectives. Consistent with our pay-for-performance objective, a significant portion of the 2010 total direct compensation targets for the named executive officers consists of performance-based compensation in the form of annual cash incentives and long-term equity incentive compensation.

Base Salary.  In February 2010, the Committee approved the following base salaries for our named executive officers, effective on March 1, 2010:

Name	Base Salary($)
Richard W. Frost	$840,000
Curtis M. Stevens	471,912
Richard S. Olszewski	374,000
Jeffrey N. Wagner	330,750

In light of the current economic conditions, the Committee did not increase base salaries for 2010 or 2009. These salaries remain at the levels as established in February 2008.

Annual Cash Incentives.  In February 2010, the Committee also established objectives for 2010 annual cash incentives payable in 2011 to our executive officers. Depending on actual performance in 2010 against the financial and non-financial goals, 2010 incentive payments could range from zero to 150 percent of the corporate portion and zero to 120 percent of the individual portion of the named executive officers’ target payments.

As discussed in “Annual Cash Compensation—Annual Cash Incentives” above, the Committee sets the appropriate split between corporate key financial goals and individual performance goals each year.

Incentive payments for 2010 will be based on the Committee’s judgment regarding our corporate and the executive officers’ performance in 2010 against those objectives. In 2010, incentive payments will be based 60% on corporate performance and 40% tied to attainment of individual goals. No bonus will be paid to the named executive officers unless the corporate performance threshold is met. In 2010, the applicable performance goal for all participating employees is earnings from continuing operations before interest, taxes, depreciation and amortization, adjusted for non-cash charges (“Adjusted EBITDA”). Adjusted EBITDA is computed by adding the following items to income (loss) from continuing operations income: interest expense, interest income, taxes, depreciation, amortization and cost of timber harvested and other “non-cash” charges.

In addition, goals have been established for each named executive officer relating to his or her specific staff function or business unit.

Additional Policies and Guidelines Affecting Executive Compensation

Use of Independent Compensation Consultant.  As previously discussed, the Committee engaged Frederic W. Cook & Co. (“Frederic Cook”), as its independent consultant to assist it in determining the appropriate executive officer compensation in 2009 pursuant to our compensation policies described above. Frederic Cook had no other business relationship with the Corporation and received no payments from us other than fees for services to the Committee. See “Item 1—Election of Directors—Compensation Committee” for information about the use of compensation consultants.

Role of the Chief Executive Officer in Compensation Decisions.  Our Chief Executive Officer makes a recommendation to the Committee each year on the appropriate target total direct compensation to be paid to our executive officers, excluding himself. The Committee makes the final determination of the target total direct compensation to be awarded to each executive officer, including our Chief Executive Officer, based on the Committee’s determination of how that compensation will aid in achieving the objectives of our compensation policies. While our Chief Executive Officer and Vice President of Human Resources typically attend Committee meetings where compensation decisions are made, none of the other executive officers are present during the portion of the Committee’s meetings when compensation for executive officers is set. In addition, our Chief Executive Officer is not present during the portion of the Committee’s meetings when his compensation is set.

Timing of Long-Term Equity Grants.  Our policies and Stock Award Plan require options and SSARS to be granted at no less than the closing price of our Common Stock on the date of grant. The Committee’s practice is to make equity awards at its February Committee meeting. Committee meeting dates are set by the Committee at least one year in advance. We do not have any process or practice to time the grant of equity awards in advance of our release of earnings or other material non-public information.

The Committee administers our Stock Award Plan, an amendment and restatement of which was approved by our stockholders in 2009. Three categories of stock grants have been made under the plan: annual grants, special grants and recruiting or retention grants. Annual grants are made each year at a meeting of the Committee, as described above. Annual grants have accounted for approximately 99 percent of all awards granted under the plan since 1997.

Our Chief Executive Officer has limited authority to grant SSARs and restricted stock units in connection with recruiting and special employee recognition and retention matters. Any recruiting and retention grants may not exceed 5,000 restricted stock units per individual up to a maximum of 25,000 and 15,000 SSARs per individual up to a maximum of 300,000, in the aggregate, in any calendar year. These recruiting and retention grants are made on a pre-determined date each month. Our Chief Executive Officer is not permitted to make any recruiting and retention grants to executive officers.

Policy on Incentive Compensation Claw-back.  As described above, a significant percentage of our executive officer compensation is incentive-based. The determination of the extent to which the incentive objectives are achieved is based in part on the Committee’s discretion and in part on our published financial results. The Committee has the right to reassess its determination of the performance awards if the financial statements on which it relied are restated. The Committee has the authority to direct the Company to seek to recover from any executive officer any amounts determined to have been inappropriately received by the individual executive officer. In addition, the Sarbanes-Oxley Act of 2002 mandates that the chief executive officer and the chief financial officer reimburse us for any bonus or other incentive-based or equity-based compensation paid to them in a year following the issuance of financial statements that are later required to be restated as a result of misconduct.

Target Stock Ownership Guidelines.  We strongly believe that the financial interests of our executives should be aligned with those of our stockholders. Accordingly, the Committee has established stock ownership guidelines for our corporate officers, including our named executive officers.

All executive officers are expected to own our Common Stock in an amount equivalent to a multiple of their annual base salary. The target amount is a number of shares equal in value to the following multiples of each officer’s annual base salary: for the Chief Executive Officer, five times; and for executive vice presidents, three times. The initial compliance date for individuals who were covered executive officers in 2005 is the date of LP’s first regular board meeting in 2011. Individuals who become covered by the guidelines or have a change in position subject to a higher target amount after 2005 have at least five years to comply. The guidelines prohibit a covered officer from engaging in certain transactions for the purpose of hedging the economic risk of his current or future ownership of shares. The guidelines do not apply to shares held for an officer’s benefit under one of LP’s tax-qualified pension or retirement plans. Restricted shares granted under the Stock Award Plan that have not yet vested count toward the ownership guidelines, but shares subject to outstanding stock options and SSARs do not.

We have a policy that mandates that executive officers must review transactions involving our Common Stock or other securities related to our Common Stock with our Chief Financial Officer or legal department prior to entering into the transactions.

Tax Deduction for Executive Compensation.  The U.S. income tax laws generally limit the deductibility of compensation paid to the chief executive officer and each of the three highest-paid executives (other than the chief financial officer) to $1,000,000 per year. An exception to this general rule exists for performance-based compensation that meets certain regulatory requirements. Several types of executive compensation including the option and SSAR awards to executive officers are designed to meet the requirements for deductibility. Other classes of executive compensation including the restricted stock grants described above may be subject to the $1,000,000 deductibility limit.

Although deductibility of compensation is preferred, tax deductibility is not a primary objective of our compensation programs. In the view of the Committee, meeting the compensation objectives set forth above is more important than the benefit of being able to deduct the compensation for tax purposes.

Compensation of Executive Officers

Summary Compensation Table

The table below summarizes the various elements of compensation paid to or earned by each of the executive officers named in the table for the three years ended December 31, 2009. No other individual served as an executive officer of LP during 2009. Cash incentive awards paid under LP’s Amended and Restated Annual Cash Incentive Award Plan (the “Cash Incentive Plan”) are included in the “Non-Equity Incentive Plan Compensation” column, which covers non-equity awards that require the satisfaction of pre-established performance goals. No discretionary cash bonuses, which would have been shown in the “Bonus” column, were paid to the named executive officers in the years shown.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4) ($)	All Other Compensation(5) ($)	Total ($)
Richard W. Frost,	2009	$892,308	$—	$272,634	$ 553,529	$834,750	$1,952,408	$53,377	$4,559,006
Chief Executive Officer	2008	$831,649	$—	$659,969	$1,339,802	$ —	$ 413,815	$62,150	$3,307,385
	2007	$780,431	$—	$603,947	$1,226,329	$ —	$ 841,600	$71,947	$3,524,254
Curtis M. Stevens,	2009	$490,062	$—	$315,793	$ 235,096	$337,417	$ 862,797	$28,892	$2,270,057
Executive Vice President, Administration, and Chief Financial Officer	2008	$467,220	$—	$266,919	$ 541,947	$ —	$ 127,109	$34,406	$1,437,601
	2007	$444,254	$—	$264,385	$ 536,880	$ —	$ 285,474	$38,983	$1,569,976

Richard S. Olszewski,	2009	$388,385	$—	$ 81,572	$ 165,616	$267,410	$ 145,142	$27,136	$1,075,261
Executive Vice President, Specialty Products, Sales and Marketing	2008	$366,901	$—	$322,122	$ 364,416	$ —	$ 74,170	$28,876	$1,156,485
	2007	$340,000	$—	$179,552	$ 364,491	$ —	$ 11,997	$43,564	$ 939,604

Jeffrey N. Wagner,	2009	$343,471	$—	$ 72,139	$ 146,463	$236,486	$ 407,882	$19,501	$1,225,942
Executive Vice President, Oriented Strand Board (OSB)	2008	$327,462	$—	$242,640	$ 337,629	$ —	$ 99,677	$26,066	$1,033,474
	2007	$311,942	$—	$166,218	$ 337,677	$ —	$ 121,851	$28,966	$ 966,654

(1)	The amounts shown reflect the aggregate grant date fair value of the awards with respect to awards of bonus stock, restricted stock and incentive shares (restricted stock units) under LP’s 1997 Incentive Stock Award Plan (the “Stock Award Plan”). Assumptions used in calculating the fair value are described in Note 16 to LP’s audited financial statements included in its Annual Report on Form 10-K filed with the SEC on March 1, 2010 (the “2009 Form 10-K”), except that assumptions regarding forfeitures are ignored. Additional details regarding the terms of awards under the Stock Award Plan are described in the tables headed “Grants of Plan-Based Awards for 2009” and “Outstanding Equity Awards at December 31, 2009” beginning on page 32.

(2)	The amounts shown reflect the aggregate grant date fair value of the awards with respect to grants of stock options and stock-settled stock appreciation rights (“SSARs”) under the Stock Award Plan. Assumptions used in calculating fair value are described in Note 16 to LP’s audited financial statements included in its 2009 Form 10-K, except that assumptions regarding forfeiture are ignored. Additional details regarding the terms of stock options and SSARs granted under the Stock Award Plan are described in the tables headed “Grants of Plan-Based Awards for 2009” and “Outstanding Equity Awards at December 31, 2009” beginning on page 32.

(3)	The amounts shown reflect the annual cash incentive awards under the Cash Incentive Plan based on performance for the year shown and paid in the first quarter of the following year. As discussed under the heading “Annual Cash Incentives” beginning on page 23, no amounts were paid under the Cash Incentive Plan for 2007 or 2008.

(4)	Amounts shown in this column represent the aggregate increase in the actuarial present value of benefits under LP’s defined benefit retirement plans (the SERP and the Retirement Account Plan), based on the assumptions discussed in the table entitled “Pension Benefits for 2009” on page 34.

(5)	Amounts shown in this column for 2009 represent the sum of the amounts attributable to personal benefits and other items of compensation listed in the table below. For individual items marked with an X, the incremental cost to LP or the amount paid to the named executive officer was less than $10,000. In addition to the benefits listed below, LP provided medical, vision and dental insurance benefits. Effective February 1, 2009, LP stopped the matching contribution to the defined contribution plans.

	Richard W. Frost	Curtis M. Stevens	Richard S. Olszewski	Jeffrey N. Wagner
Estate Planning Services(a)	—	—	X	—
Financial Planning Services(b)	X	X	X	X
Reimbursement of Income Taxes(c)	X	X	X	X
Life Insurance Premiums(d)	X	X	X	X
Annual Physical Expenses(e)	X	—	—	—
Employer Contributions to Defined Contribution Plans(f)	$34,757	$14,159	X	X
(a)	Officers may obtain reimbursement for estate planning services once every five years.

(b)	Executive officers are provided with financial and tax planning consulting services each year.

(c)	LP reimburses executive officers for the federal and state income taxes, if any, payable on amounts included as W-2 compensation in connection with the cost of estate planning and financial planning services.

(d)	LP pays the annual group term life insurance premiums for coverage provided to each named executive officer in an amount equal to four times his annual base salary level.

(e)	LP pays for costs associated with an annual physical, which is not covered under our medical program.

(f)	Previously LP made discretionary annual profit sharing contributions for each participant in its 401(k) Plan based on predetermined financial targets; annual matching contributions based on employee contributions into its 401(k) Plan; annual matching contributions based on employee contributions into its Deferred Compensation Plan; and annual supplemental and make-up credits contributed under the Deferred Compensation Plan. For 2009, LP suspended such matching plans. Benefits under the Deferred Compensation Plan are described in greater detail under “Nonqualified Deferred Compensation for 2009” beginning on page 36.

Grants of Plan-Based Awards for 2009

The table below provides information regarding annual cash incentive awards under the Cash Incentive Plan and grants of restricted stock and SSARs under the Stock Award Plan to LP’s executive officers during 2009.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units(2) (#)	All Other Option Awards: Number of Securities Underlying Options(3) (#)	Exercise or Base Price of Option Awards(4) ($/Sh)	Grant Date Fair Value of Stock and Option Awards(5) ($)
		Threshold(1) ($)	Target(1) ($)	Maximum(1) ($)	Threshold (#)	Target (#)	Maximum (#)
Richard W. Frost	2/13/2009	$315,000	$630,000	$945,000
	2/13/2009								570,826	$2.17	$553,529
	2/13/2009							125,638			$272,634
Curtis M. Stevens	2/13/2009	$130,000	$260,000	$390,000
	2/13/2009								242,442	$2.17	$235,096
	2/13/2009							53,361			$115,793
	5/8/2009							43,573			$200,000
Richard S. Olszewski	2/13/2009	$103,000	$206,000	$309,000
	2/13/2009								170,791	$2.17	$165,616
	2/13/2009							37,591			$ 81,572
Jeffrey N. Wagner	2/13/2009	$ 91,000	$182,000	$273,000
	2/13/2009								151,040	$2.17	$146,463
	2/13/2009							33,244			$ 72,139
(1)	The table shows threshold, target and maximum payouts under awards made in 2009 under the Cash Incentive Plan. The threshold amount represents the amount payable assuming that the available cash target was reached and individual performance goals were achieved at the 100% level. The target amount represents a payout based on achievement of individual performance goals at the 100% level and attainment of the available cash target, resulting in payment of 100% of the target award for corporate performance. The maximum amount represents a payout based on achievement of individual performance goals at the 110% level and attainment of the maximum available cash for purposes of 2009 awards, resulting in payment of 150% of the target award for corporate performance.

(2)	Reflects awards of restricted stock under the Stock Award Plan. With the exception of the award granted on May 8, 2009, the restricted shares will vest on February 13, 2012, provided that the individual continues to be an employee of LP. Vesting will accelerate upon a change of control of LP. Prior to vesting, participants have voting rights and receive cash dividends at the same rate as unrestricted shares of Common Stock. In the event of a stock split or stock dividend, the participant is entitled to receive additional restricted shares. The award on May 8, 2009, was a special stock bonus granted to Mr. Stevens in recognition of the completion of our debt refinancing and was vested immediately upon grant.

(3)	Reflects grants of SSARs which vest in three equal annual installments beginning one year after the date of grant and expire 10 years after the date of grant. Vesting will accelerate upon a change of control of LP. Upon exercise, a participant will receive shares of Common Stock with a value equal to the difference between the base price and the market price on the date of exercise multiplied by the number of SSARs exercised.

(4)	The base price is equal to the closing sale price of the Common Stock on the NYSE on the date of grant.

(5)	The amounts shown represent the grant date fair value of the restricted stock, stock bonus and SSAR awards. Assumptions used in calculating the grant date fair value of SSARs are described in Note 16 to LP’s audited financial statement included in its 2009 Form 10-K, except that assumptions regarding forfeiture are ignored.

Outstanding Equity Awards at December 31, 2009

The table below provides information regarding stock options, SSARs, restricted stock and incentive shares held by the named executive officers at December 31, 2009.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options(1) Exercisable (#)	Number of Securities Underlying Unexercised Options(1) Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Grant Date	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (2) (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards Market or Payout Value of Unearned Shares, Units of Other Rights That Have Not Vested ($)
Richard W. Frost	22,716	0		$8.10	1/25/2002	1/25/2012	195,128	$1,361,993
	72,100	0		$7.30	2/1/2003	2/1/2013
	37,000	0		$21.27	1/31/2004	1/31/2014
	80,000	0		$27.49	2/4/2005	2/4/2015
	113,950	0		$28.68	2/2/2006	2/2/2016
	148,487	74,244		$22.99	2/1/2007	2/1/2017
	157,554	315,106		$15.27	1/31/2008	1/31/2018
	0	570,823		$2.17	2/13/2009	2/13/2019
Curtis M. Stevens	2,750	0		$11.35	2/3/2001	2/3/2011	82,341	$574,740
	39,000	0		$21.27	1/31/2004	1/31/2014
	30,000	0		$27.49	2/4/2005	2/4/2015
	42,730	0		$28.68	2/2/2006	2/2/2016
	65,006	32,504		$22.99	2/1/2007	2/1/2017
	63,731	127,459		$15.27	1/31/2008	1/31/2018
	0	242,442		$2.17	2/13/2009	2/13/2019
Richard S. Olszewski	15,000	0		$19.02	10/2/2006	10/2/2016	67,151	$468,714
	44,134	22,067		$22.99	2/1/2007	2/1/2017
	42,854	85,705		$15.27	1/31/2008	1/31/2018
	0	170,791		$2.17	2/13/2009	2/13/2019
Jeffrey N. Wagner	7,066			$8.10	1/25/2002	1/25/2012	56,364	$393,421
	14,400	0		$7.30	2/1/2003	2/1/2013
	8,500	0		$21.27	1/31/2004	1/31/2014
	8,100	0		$27.49	2/4/2005	2/4/2015
	12,130	0		$28.68	2/2/2006	2/2/2016
	40,887	20,443		$22.99	2/1/2007	2/1/2017
	39,704	40,887		$15.27	1/31/2008	1/31/2018
	0	131,040		$2.17	2/13/2009	2/13/2019
(1)	Reflects grants of stock options (with expiration dates in 2015 and earlier) and SSARs (with expiration dates in 2016 and later). Options and SSARs vest in three equal annual installments beginning on the first anniversary of the grant date and have a 10-year term.

(2)	Unvested awards of restricted stock and incentive shares held by LP’s executive officers at December 31, 2009 vest on the dates shown below:

	2/1/2010	1/31/2011	2/13/2012
Mr. Frost	26,270	43,220	125,638
Mr. Stevens	11,500	17,480	53,361
Mr. Olszewski	7,810	21,750	37,591
Mr. Wagner	7,230	15,890	33,244

(3)	Based on the closing sale price of the Common Stock on the NYSE on December 31, 2009, $6.98 per share.

Option Exercises and Stock Vested During 2009

The following table provides information regarding exercise of stock options and vesting of incentive shares with respect to LP’s executive officers during 2009.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Richard W. Frost	0	—	49,670	$101,770
Curtis M. Stevens(1)	0	—	68,633	$251,522
Richard S. Olszewski	0	—	0	0
Jeffrey N. Wagner	0	—	6,554	$13,442

(1)	Includes bonus stock granted to Mr. Stevens on May 8, 2009.

Pension Benefits for 2009

The following table shows the present value of accumulated benefits for each of the named executive officers under LP’s Supplemental Executive Retirement Plan (the “SERP”) and LP’s Retirement Account Plan, in each case assuming retirement by the executive at age 62. Amounts shown in the table were calculated as of a December 31, 2009 measurement date consistent with LP’s financial statements and using the same long-term rate of return, discount rate, rate of compensation increase, and mortality rate assumptions used in the financial statements. See Note 15 to LP’s audited financial statements included in its 2009 Form 10-K.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit(1) ($)	Payments During 2009 ($)
Richard W. Frost	Retirement Account Plan SERP	14 14	$129,796 $5,503,245	N/A N/A
Curtis M. Stevens	Retirement Account Plan SERP	12 12	$130,438 $2,553,669	N/A N/A
Richard S. Olszewski	Retirement Account Plan SERP	3 3	$41,208 $193,555	N/A N/A
Jeffrey N. Wagner	Retirement Account Plan SERP	29 29	$125,472 $1,395,157	N/A N/A
(1)	This column includes amounts to which the named executive officers may not currently be entitled. At December 31, 2009, only Messrs. Frost and Stevens were vested in their benefits under the SERP. At that date, all named executive officers were vested in their benefits under the Retirement Account Plan.

Supplemental Executive Retirement Plan

The SERP is a defined benefit plan intended to provide supplemental retirement benefits to key executives designated by LP’s Chief Executive Officer and a committee designated to administer the SERP. With the approval of the Compensation Committee, each of LP’s current executive officers participates in the SERP. Key features of the SERP include:

•

Vesting.  Participants are fully vested in their SERP benefits after participating in the SERP for five years. Vesting is accelerated in the event of the participant’s death or disability or a change of control of LP.

•	Retirement Age. The normal retirement age under the SERP is 62.

•	Annual Benefits. The annual benefit payable under the SERP to a participant who retires at the normal retirement age is equal to:

50% of the executive’s final average compensation

multiplied by

a fraction equal to: years of credited service (up to a maximum of 15)/15

For example, if a participant had final average compensation of $500,000 with ten years of credited service, his or her annual benefit (subject to reductions for other retirement benefits as described below) would be $166,667 calculated as: $500,000 x ..50 x (10/15).

•

Years of Credited Service.  Years of credited service under the SERP are equal to the participant’s years of service credited under the Retirement Account Plan discussed below. If a participant’s employment is involuntarily terminated within 36 months after a change of control of LP, he or she is credited with two additional years of service.

•

Final Average Compensation.  Final average compensation on an annual basis is equal to a participant’s compensation during the 60 consecutive months out of the last 120 months of employment in which the participant’s compensation was highest, divided by five. Compensation for this purpose includes base salary plus annual bonus paid to a participant or deferred under the Deferred Compensation Plan (described below), but excludes all other benefits. If LP terminates a participant’s employment other than for cause or the participant terminates for good reason within 36 months after a change of control of LP, benefits under the SERP will be calculated based on the participant’s base salary during the preceding 12 months plus the average annual cash incentive paid in the preceding three years, if higher than final average compensation.

•

Early Retirement Provisions.  Retirement benefits under the SERP are subject to reduction in the event of retirement before age 62. When a participant retires prior to age 55, his annual benefit as described above is reduced by a fraction equal to his actual credited years of service over the number of years of credited service the participant would have had at age 62. If a participant retires between age 55 and age 61, the amount of the reduction to his annual benefit as described above depends on whether the committee administering the plan approves the retirement. If the participant’s early retirement is approved by the committee, his annual benefit is reduced by 3% for each year prior to age 62. If the committee does not approve the participant’s early retirement, his benefit is reduced by 5% for each year prior to age 62 and is further reduced by a fraction equal to the participant’s actual years of credited service over the years of credited service the participant would have had at age 62. Termination of a participant’s employment by LP other than for cause or termination by a participant for good reason within 36 months of a change of control is treated as an early retirement with committee approval, regardless of the participant’s age.

•

Reductions for Other Retirement Benefits.  The annual benefits payable under the SERP are reduced by an amount equal to the sum of (1) 50% of the participant’s primary Social Security benefit determined at age 62 and (2) the value of employer contributions under LP’s other retirement plans and the Deferred Compensation Plan.

•

Disability Benefit.  If a participant is unable to continue employment due to a disability, his benefit is calculated in the same manner as if he retired at age 62, and he receives credit for years of service during the disability.

•

Form of Payment.  The normal form of payment under the SERP is a single lump sum payment that is actuarially equivalent to a life annuity payable monthly in the amount of the monthly SERP benefit. Other forms of payment available under the SERP must also be actuarially equivalent to a life annuity payable monthly. All of the named executive officers have elected a lump sum payment. If the participant retires at age 62 or later, payments commence six months after retirement. If the participant retires prior to age 62, payments commence as of a date specified in advance by the participant but not earlier than age 62.

Of the executive officers included in the pension benefits table above, Messrs. Frost and Stevens are currently vested in their benefits under the SERP. As of December 31, 2009, Mr. Frost was age 58 and Mr. Stevens was age 57. Accordingly, if they had retired as of that date, their benefits would have been subject to reduction as described under “Early Retirement Provisions” above.

Retirement Account Plan

Executive officers and other salaried employees of LP are eligible to participate in LP’s Retirement Account Plan. The Retirement Account Plan is a cash balance plan pursuant to which LP makes an annual contribution credit to an account for each participating employee. Key features of the Retirement Account Plan include:

•	Amount of Annual Contribution. The annual contribution credit is equal to 5% of compensation (with certain exclusions) up to a maximum earnings limit imposed by the federal tax laws.

•	Interest. Interest is credited daily on the cash balance in each participant’s account based on the U.S. Treasury bond rate for November of the prior year.

•

Vesting.  Contributions under the Retirement Account Plan generally vest after three years of service (of at least 1,000 hours per year) to LP. Once vested, a participant is entitled to the amounts in his account when he leaves LP.

•	Form of Payment. Payment from the Retirement Account Plan may be made as an annuity payable over the lifetime of the participant, in a lump sum, or pursuant to other arrangements.

•	Other. The Retirement Account Plan does not provide for an offset for Social Security benefits.

In December 2008, LP’s management determined to cease making contribution credits to the Retirement Account Plan after 2009. Plan balances will continue to accrue interest as described above.

Nonqualified Deferred Compensation for 2009

The following table summarizes information regarding participation by the named executive officers in LP’s 2004 Executive Deferred Compensation Plan (the “Deferred Compensation Plan”).

Name	Executive Contributions in 2009(1) ($)	Registrant Contributions in 2009(2) ($)	Aggregate Earnings in 2009 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2009(3) ($)
Richard W. Frost	$12,923	$35,886	$32,481	0	$635,828
Curtis M. Stevens	0	$12,253	$30,412	0	$158,241
Richard S. Olszewski	$ 1,438	$ 7,220	$ 6,081	0	$ 56,673
Jeffrey N. Wagner	0	$ 4,924	$17,463	0	$148,044
(1)	Amounts shown in this column are also included in salary in the Summary Compensation Table above.

(2)	Amounts shown for Messrs. Frost and Olszewski include matching contributions by LP equal to 3.5% of the employee contributions and annual supplemental and make-up credits (discussed in the description of the Deferred Compensation Plan below). For Messrs. Stevens and Wagner, amounts shown represent annual supplemental and make-up credits.

(3)	Reflects employee contributions that were reported as salary in the Summary Compensation Table for years prior to 2009 as follows: for Mr. Frost, $166,330 in 2008 and $148,505 in 2007; for Mr. Olszewski, $18,345 in 2008 and $20,178 in 2007; and for Mr. Wagner, $1,938 in 2008 and $23,109 in 2007.

All employees who are in LP’s top two levels of management and participate in its Retirement Account Plan and the profit sharing component of the 401(k) Plan are automatically participants in the Deferred Compensation Plan. Key features of the Deferred Compensation Plan include:

•	Deferrals. The Deferred Compensation Plan permits deferrals of up to 90% of a participant’s base salary and annual bonuses.

•

Matching Contributions by LP.  Through January 31, 2009, LP made matching contributions equal to 3.5% of a participating employee’s deferral amounts. In December 2008, LP’s management determined to suspend matching contributions effective February 1, 2009.

•

Supplemental Credit.  LP credits each participating employee’s plan account with an amount that would have been contributed under LP’s Retirement Account Plan and the profit sharing component of its 401(k) Plan if limits imposed under the Internal Revenue Code did not apply. The Retirement Account Plan supplemental credit will cease after 2009.

•

Make-up Credit.  LP credits each participating employee’s plan account with an amount that would have been contributed under LP’s Retirement Account Plan and the profit sharing component of its 401(k) Plan had the participant not deferred compensation. The Retirement Account Plan make-up credit will cease after 2009.

•

Vesting.  Participants are immediately vested in credits for their contributions and related earnings. Participants are vested in their rights to LP’s matching contributions and related earnings after two years of service to LP and are vested in their rights to supplemental and make-up credits and related earnings in accordance with the vesting schedule of the Retirement Account Plan and profit sharing component of the 401(k) Plan. Participants will also become vested in LP’s matching contributions, supplemental credits, and make-up credits upon reaching age 65 or immediately upon death, disability, or termination within 24 months following a change of control of LP.

•

Form of Payment.  If a participant’s employment with LP is terminated for any reason, the participant is entitled to receive his vested plan account balances, either in a lump sum or in the form of an annuity over a period of up to 15 years as designated by the participant, in accordance with the terms and conditions set forth in the plan. Participants may also receive distributions prior to termination in the event of emergencies or as otherwise specified in the plan.

•

Earnings on Account Balances.  Amounts credited to participants’ accounts are adjusted to reflect amounts of income, gain or loss as if the amounts held in such accounts had been invested in investment funds designated under the Deferred Compensation Plan and selected by the participants. The following table shows investment choices made by participants in the Deferred Compensation Plan as of 12/31/2009 and annualized returns for each investment choice for 2009:

Fund	Performance
Artio International Equity	23.64%
T. Rowe Price Equity Income Fund	25.62%
T. Rowe Price Growth Stock Fund	43.25%
T. Rowe Price Mid-Cap Growth Fund	45.44%
T. Rowe Price Mid-Cap Value Fund	46.68%
PIMCO Total Return Fund	13.87%
Vanguard Institutional Index	26.63%
Oppenheimer Main St Sm C Y	37.37%
T. Rowe Price Balanced Fund	28.28%

Potential Payments Upon Termination or Change of Control

LP has not entered into employment agreements with its executive officers, except in connection with a change of control of LP. Therefore, its executive officers are not generally entitled to severance benefits upon termination of employment in the absence of a change of control. A description of payments and benefits to be provided to LP’s executive officers under various circumstances involving termination of employment and/or a change of control follows.

Payments and Benefits upon Termination Prior to Change of Control

Upon termination of an executive officer’s employment for any reason prior to a change of control of LP, he is entitled to receive amounts earned while employed, as follows:

•	Payment of base salary through the date of termination.

•

Accrued vacation pay through the date of termination. Accrued vacation pay for LP’s current executive officers at December 31, 2009, was as follows: Mr. Frost, $80,769; Mr. Stevens, $45,376; Mr. Olszewski, $28,769; and Mr. Wagner, $31,803.

•

Other benefits, to the extent vested, required to be paid under the terms of any other plan, program or arrangement maintained by LP, including, without limitation, retirement benefits payable under LP’s Retirement Account Plan and SERP, as described under “Pension Benefits for 2009” on pages 34-36, and benefits under the Deferred Compensation Plan, as described under “Nonqualified Deferred Compensation for 2009” on pages 36-37.

The amounts listed above are referred to as “accrued obligations.”

If an executive retires with the approval of the Chief Executive Officer at age 60 or older, prior to year end, a pro rata share of his target award under the Cash Incentive Plan will be paid based on the date of termination. If an executive dies or if his employment is terminated due to disability, he will be paid his target award under the Cash Incentive Plan. Upon termination of employment due to death or disability, all awards of restricted stock or restricted stock units (incentive shares) will become fully vested (see “Market Value of Unvested Shares” column on page 33), but any stock options or SSARs that were not exercisable on the date of termination will be cancelled. Vesting of equity-based awards is not accelerated upon termination for any other reason in the absence of a change of control. Vesting of certain benefits under the SERP and the Deferred Compensation Plan is accelerated upon death or disability, as described under “Pension Benefits for 2009” on pages 34-36 and under “Nonqualified Deferred Compensation for 2009” on pages 36-37.

The aggregate payments and benefits, in addition to accrued obligations, that LP’s named executive officers would have received, assuming termination upon death or disability on December 31, 2009, prior to the occurrence of a change of control, were as follows: Mr. Frost, $4,737,667; Mr. Stevens, $2,000,886; Mr. Olszewski, $1,496,219; and Mr. Wagner, $1,301,923, representing the sum of the value on that date of restricted stock, incentive shares and SSARs subject to accelerated vesting and the executive’s target award for 2009 under the Cash Incentive Plan.

Change of Control Employment Agreements

In November 2007, the Compensation Committee approved new Change of Control Employment Agreements with each of its four current executive officers that became effective January 1, 2008. The agreements provide for compensation and benefits following a change of control of LP, including severance payments and benefits in the event the executive officer’s employment is terminated.

Term.  The agreements will terminate two years after LP gives the executive written notice. If a change of control of LP occurs prior to that date, the term will be extended automatically for three additional calendar years beyond the date on which the change of control occurs. This three-year period is referred to as the “change of control period.”

Definition of Certain Terms. Brief summaries of the definitions of certain terms used in the agreements are set forth below.

“Change of control” means:

•	The acquisition by a person or group of beneficial ownership of 20% of LP’s outstanding Common Stock or voting securities, with certain exceptions;

•

A change in the composition of the Board of Directors such that the incumbent directors cease to constitute at least a majority of the Board (including, for purposes of computing a majority, those persons nominated for election by a majority of the then incumbent directors who had been similarly nominated);

•	Completion of a reorganization, merger, consolidation or sale of substantially all the assets of LP, with certain exceptions; or

•	Approval by LP’s stockholders of a complete liquidation or dissolution of LP.

“Cause” means one of the following actions, as determined by the vote of at least 75% of the directors:

•	The willful and continued failure of the executive to substantially perform his or her duties after delivery of a written demand for substantial performance; or

•	The willful engaging by the executive in illegal conduct or gross misconduct that materially harms LP.

“Good reason” for purposes of an executive’s termination of his employment with LP means:

•	The executive’s position, authority, duties, or responsibilities are diminished;

•	Any failure by LP to comply with the compensation provisions of the agreement;

•	Transfer of the executive to a location more than 50 miles from the present location or a substantial increase in the amount the executive is required to travel; or

•	Any purported termination by LP of the executive’s employment otherwise than as expressly permitted by the agreement.

Payments and Benefits While Employed Following Change of Control

During the change of control period and for so long as a covered executive remains employed by LP (or its successor), he is entitled to:

•	Receive an annual base salary in an amount at least equal to 12 times his highest monthly base salary paid during the 12 months immediately preceding the change of control;

•	Be paid an annual cash bonus in an amount at least equal to the executive’s target bonus for the year in which the change of control occurs; and

•

Participate in all incentive savings and retirement plans, welfare benefit programs, fringe benefits and paid vacation available to other peer executives on at least as favorable terms as those in place during the 120-day period immediately preceding the change of control.

In addition, all outstanding equity-based awards held by LP’s executive officers, including stock options, SSARs, restricted stock, and restricted stock units, will become vested or exercisable in full upon a change of control of LP. Also, under the SERP, each executive officer will be fully vested in all benefits whether or not he otherwise has five years of participation. See “Pension Benefits for 2009” on page 34. All agreements for equity awards granted prior to November 1, 2007, provide for reimbursement, on an after-tax basis, for any excise tax imposed under the Internal Revenue Code on “excess parachute payments” that is directly attributable to acceleration of vesting or exercisability, plus any related federal, state and local income taxes. For subsequent equity award grants, a similar right of reimbursement is provided under the Change of Control Employment Agreements.

The annual base salary levels and target bonuses for LP’s current executive officers during 2009 are disclosed under “Executive Compensation—Compensation Discussion and Analysis “ on pages 21-25. Information regarding benefits provided to LP’s executive officers in addition to salary and cash incentive payments during 2009 appears in the Summary Compensation Table on page 30. If a change of control of LP had occurred on December 31, 2009, these salary and bonus levels and benefits would represent the minimum amounts that would have been payable to LP’s executive officers in each of 2010, 2011 and 2012, unless their employment was terminated during that three-year period.

The aggregate benefits and payments, in addition to accrued obligations, that LP’s named executive officers would have received assuming a change of control on December 31, 2009, without termination of employment, were as follows: Mr. Frost, $4,737,667; Mr. Stevens, $2,000,886; Mr. Olszewski, $1,496,219; and Mr. Wagner, $1,301,923, representing the sum of the value on that date of restricted stock, incentive shares and SSARs subject to accelerated vesting and the executive’s target award for 2009 under the Cash Incentive Plan.

Payments and Benefits Upon Termination Following Change of Control

The severance compensation and benefits payable under the Change of Control Employment Agreements upon the termination of an executive officer’s employment vary depending on the reason for termination, as described below.

Termination Without Good Reason; or by LP for Cause.  If an executive officer voluntarily terminates his employment other than for good reason, or LP terminates his employment for cause, during a change of control period, he will be entitled to payment or satisfaction by LP of all accrued obligations. He will be entitled to no other severance or benefits.

Death or Disability.  If an executive officer dies or his employment is terminated due to disability during a change of control period, the officer or his legal representative will be entitled to payment of all accrued obligations and a pro rata amount of the officer’s target bonus for the year in which the change of control occurs, based on the number of days in the year prior to death or termination. The aggregate payments and benefits, in addition to accrued obligations, that LP’s named executive officers would have received, assuming death or termination due to disability on December 31, 2009, during a change of control period, were as follows: Mr. Frost, $4,737,667; Mr. Stevens, $2,000.886; Mr. Olszewski, $1,496,219; and Mr. Wagner, $1,301,923, representing the sum of the value on that date of restricted stock, incentive shares and SSARs subject to accelerated vesting and the executive’s target award for 2009 under the Cash Incentive Plan. Assuming that the change of control and the termination due to death or disability occurred in the same year, these are the same amounts that an executive would receive upon a change of control without any termination, as described further under “Payments and Benefits While Employed Following Change of Control” above.

Termination for Good Reason; or Other than for Cause, Death or Disability.  If, during a change of control period, an executive’s employment with LP is terminated by LP (other than for cause, death or disability) or by the executive for good reason, he will be entitled to receive the following amounts in a lump-sum payment six months after termination:

•

His full base salary through the date of termination (at a monthly rate at least equal to the highest rate in effect during the 12 months prior to the date the change of control occurred) plus a pro rata amount of his target bonus for the fiscal year in which the change of control occurred;

•	An amount equal to three times the sum of (x) his annual base salary at such rate plus (y) his target bonus amount;

•

The difference, calculated on an actuarial present value basis, between the retirement benefits that would have accrued under the Retirement Account Plan and the SERP if his employment continued for an additional three years and the actual vested benefit, if any, under those plans (including any enhancement under the terms of the SERP triggered by the change of control) at the date of termination; and

•	Interest on the amounts described above from the date of termination through the payment date.

The Change of Control Employment Agreements also provide for reimbursement of fees for outplacement services and for the continuation of health, disability and life insurance benefits for three years. An executive officer is also entitled to reimbursement for any excise tax imposed on benefits that constitute excess parachute payments, plus any related federal, state and local income taxes, subject to a “cut back” provision providing for a reduction in payments under the Change of Control Employment Agreements if the amount that would be treated as excess parachute payments is not greater than 110% of the maximum amount that could be paid to the executive without imposition of any excise tax.

Acceleration of or increases to certain benefits under the terms of the SERP and the Deferred Compensation Plan that are triggered if an executive is terminated following a change of control are described under “Pension Benefits for 2009” on page 34-36 and “Nonqualified Deferred Compensation for 2009” on pages 36-37.

Potential Pay-Outs to Current Executive Officers

The following table shows potential pay-outs under the Change of Control Employment Agreements and other LP benefit plans assuming that the employment of a current executive officer was terminated following a change of control of LP, either by LP for reasons other than cause, death or disability, or by the executive for good reason, and that termination occurred on the last business day of 2009.

Name	Lump Sum Cash Severance Payment(1)	Increase in Present Value of Accumulated Retirement Benefits(2)	Welfare Benefits(3)	Other Benefits(4)	Value of Unvested Shares(5)	Value of Unvested Stock Options(6)	Estimated Excise Tax and Gross-Up Payments(7)	Total
Richard W. Frost	$5,040,000	$1,652,617	$49,939	$59,520	$1,361,993	$2,745,673	$3,855,135	$14,764,877
Curtis M. Stevens	$2,453,942	$1,300,045	$39,394	$59,520	$ 574,740	$1,166,146	—	$ 5,593,787
Richard S. Olszewski	$1,944,800	$ 723,121	$51,771	$56,020	$ 468,714	$ 821,505	$2,325,366	$ 6,391,297
Jeffrey N. Wagner	$1,719,900	$ 563,718	$35,346	$59,520	$ 393,421	$ 726,502	$1,729,776	$ 5,288,183
(1)	Represents the executive’s target bonus under the Cash Incentive Plan for 2009 plus an additional payment equal to three times the annual base salary level and target bonus.

(2)	Includes (a) enhanced benefits under the terms of the SERP based on the inclusion of two additional years of credited service and the use of final compensation (2009 base salary plus the average of annual cash incentive bonuses paid in 2007, 2008, and 2009) and (b) benefits under the Change of Control Employment Agreements equal to the difference, calculated on an actuarial present value basis, between the retirement benefits that would have accrued under the Retirement Account Plan and the SERP if the executive’s employment continued for an additional three years and the actual vested benefit, if any, at the date of termination.

(3)	Represents the estimated cost of continuing health, disability and life insurance coverage and other welfare benefits to the executive and his family at the same level as in place at December 31, 2009, for a three-year period.

(4)	Includes financial and tax planning services at an estimated annual cost of $14,340 for three years, outplacement services valued at $13,000, and estate planning services to which the executives are entitled valued at $3,500.

(5)	Represents the market value on December 31, 2009, of awards of restricted stock and incentive shares that were not vested on that date. See “Outstanding Equity Awards at December 31, 2009” on page 33 for additional information.

(6)	Represents the value of in-the-money stock options or SSARs that had not vested on December 31, 2009, based on the difference between the closing sale price of the Common Stock on the NYSE on that date, $6.98 per share, and the per share exercise price. See “Outstanding Equity Awards at December 31, 2009” on page 33 for additional information.

(7)	Represents the estimated amount required to be reimbursed under the Change of Control Employment Agreements for excise taxes imposed on benefits deemed to be excess parachute payments plus any related federal, state and local income taxes.

Equity Compensation Plan Information

The following table sets forth additional information as of December 31, 2009, regarding shares of Common Stock that may be issued under LP’s existing equity compensation plans and arrangements. At that date, LP did not have any plans or arrangements not submitted to stockholders for approval. The information includes the number of shares covered by, and the weighted average exercise price of, outstanding options, warrants, and other rights and the number of shares remaining available for future grants, excluding the shares to be issued upon exercise of outstanding options, warrants, and other rights.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights(a)	Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights(b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column(a))(c)
Equity compensation plans approved by stockholders(1)	7,190,555	$13.99	7,603,275
Equity compensation plans or arrangements not approved by stockholders	0	N/A	0

Total	7,190,555		7,603,275

(1)	Equity compensation plans under which awards are currently outstanding and that were approved by LP’s stockholders include the 1997 Incentive Stock Award Plan (the “Stock Award Plan”), the 1992 Non-Employee Director Stock Option Plan, and the 2000 Non-Employee Director Restricted Stock Plan (the “Restricted Stock Plan”). The number of shares shown in column (a) as shares subject to outstanding awards include 580,055 shares subject to awards of restricted shares or restricted stock units (including incentive shares) outstanding on December 31, 2009. See “Outstanding Equity Awards at December 31, 2009” on page 33 and “Directors’ Compensation for 2009” on page 43 for additional information regarding the vesting of outstanding incentive and restricted share awards. These shares are not included in the calculation of weighted-average exercise price in column (b) because the price at the vesting date could not be determined as of December 31, 2009. The Stock Award Plan also authorizes the grant of restricted stock awards with such terms and conditions as the Compensation Committee deems appropriate, including provisions that such awards will be forfeited upon termination of a participant’s employment for specified reasons within a specified period of time or upon other conditions set forth in the award agreement. Also, 61,484 shares were available for future awards to non-employee directors under the Restricted Stock Plan.

DIRECTORS’ COMPENSATION

The following table summarizes compensation paid to LP’s outside directors for services during 2009.

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Option Awards(3)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
E. Gary Cook	$204,250	$12,393	$12,392	—	—	—	$229,035
Archie W. Dunham	$102,250	$12,393	$12,392	—	—	—	$127,035
Daniel K. Frierson	$59,250	$12,393	$12,392	—	—	—	$84,035
Lizanne C. Gottung	$59,000	$12,393	$12,392	—	—	—	$83,785
Kurt M. Landgraf	$68,250	$12,393	$12,392	—	—	—	$93,035
Dustan E. McCoy	$65,750	$12,393	$12,392	—	—	—	$90,535
Colin D. Watson	$77,250	$12,393	$12,392	—	—	—	$102,035
(1)	Each director of LP who is not an employee of LP or any of its subsidiaries, other than the Chairman of the Board, receives an annual retainer of $35,000. The Chairman of the Audit Committee receives an additional annual retainer of $10,000, while the Chairman of the Compensation Committee receives an additional annual retainer of $7,500. The Chairman of each other Board committee receives an additional annual retainer of $5,000 except the Chairman of the Board, who receives an annual retainer of $150,000 for service on the Board and Board committees. All outside directors also receive $1,750 for each Board meeting attended and $1,500 for each committee meeting attended, including telephone conference meetings. All fees are paid on a quarterly basis.

(2)	The amounts shown reflect the fair value as of the date of grant for 2009 with respect to awards of restricted stock and restricted stock units under LP’s 2000 Non-Employee Director Restricted Stock Plan. Assumptions used in calculating the fair value are described in Note 16 to LP’s audited financial statements included in its Annual Report on Form 10-K filed with the SEC on March 1, 2010 (the “2009 Form 10-K”), except that assumptions regarding forfeiture are ignored. The plan provides for annual grants of restricted shares of Common Stock or restricted stock units with a market value on the grant date of $30,000 (which equals the grant date fair value of such awards) or such lower amount as the committee determines to each non-employee director of LP. The restricted shares or units vest in full on the earliest to occur of five years following the grant date, upon the director’s death, disability or retirement (as defined), or a change of control of LP. If the director ceases to be a director before the restrictions lapse, the restricted shares are forfeited. Prior to vesting, the director has the right to vote the restricted shares and to receive cash dividends, if any. Restricted stock units do not carry voting rights, but additional restricted stock units will be credited to each holder of units with a value equal to the amount of any cash dividends payable prior to vesting on an equal number of shares of Common Stock. At December 31, 2009, LP’s outside directors held shares of restricted stock or restricted stock units as follows: Mr. Cook, 9,193 shares; Mr. Dunham, 9,196 shares; Mr. Frierson, 9,322 shares; Ms. Gottung, 7,815 shares; Mr. Landgraf, 9,155 shares; Mr. McCoy, 8.976 shares; and Mr. Watson, 9,487 units.

(3)

The amounts shown reflect the fair value as of the date of grant for 2009 with respect to grants of nonqualified stock options under LP’s 1992 Non-Employee Director Stock Option Plan. Assumptions used in calculating the fair value are described in Note 16 to LP’s audited financial statements included in its 2009 Form 10-K except that assumptions regarding forfeiture are ignored. The plan provides for the automatic grant each year (with certain exceptions) of options to purchase shares of Common Stock to non-employee directors on the anniversary date of that director’s most recent prior grant. Each option granted under the Plan entitles the holder to purchase that number of shares of Common Stock such that the award has an option value of $30,000, or such lower value as determined by the committee, on the date of grant at an exercise price equal to 100% of the fair market value (as defined) of a share of Common Stock on the date of grant. Each option becomes exercisable as to 10% of the shares covered by the option every three months following the date of grant until vested in full. Options become immediately exercisable in full upon the death of the holder or upon the occurrence of a change of control of LP. To the extent not fully vested, an option will become exercisable in full upon the director’s retirement as of the first annual meeting of stockholders after the director attains age 72. Each option expires 10 years after the date of grant, subject to earlier termination if the holder ceases to be a member of the Board of Directors. At December 31, 2009, LP’s outside directors held stock options as follows: Mr. Cook, 61,220 shares; Mr. Dunham, 24,725 shares; Mr. Frierson, 31,631 shares; Ms. Gottung, 19,812 shares; Mr. Landgraf, 22,273 shares; Mr. McCoy, 42,989 shares; and Mr. Watson, 30,337 shares.

In February 2009, the Nominating Committee determined that the value of equity-based awards to LP’s directors for 2009 should be reduced in light of the Compensation Committee’s decision to reduce the value of awards to executive officers and other employees of LP for 2009 discussed above under “Long-Term Equity Incentive Compensation” on pages 25-26. The reduction in value of equity-based awards to LP’s directors for 2009 was proportionate to the reduction in the value of awards to executive officers and other employees.

RELATED PERSON TRANSACTIONS

LP has adopted a policy requiring review by the Board of potential conflicts of interest, including transactions between LP and certain related persons. A written copy of the policy is available on LP’s website at www.lpcorp.com by clicking on “About LP,” then “Investor Relations,” then “Corporate Governance.”

Under the policy, a conflict of interest means any situation in which the personal interests of an employee, officer, or director are potentially in conflict with the interests of LP. The policy applies to all transactions between LP and business entities affiliated with LP’s officers and directors.

The policy requires potential conflicts of interest involving a member of the Board or LP’s Chief Executive Officer to be reviewed by the full Board. The policy requires potential conflicts of interest involving an executive officer (other than the Chief Executive Officer) to be reviewed by the Board and the Chief Executive Officer. Upon review of the conflict of interest, the Board or Chief Executive Officer, as applicable, is required to determine whether the transaction or relationship may proceed. Both disclosure of the potential conflict by the interested party and the results of any review by the Board or Chief Executive Officer are required to be communicated in writing. Approval of any transaction or relationship may be conditioned on implementation of safeguards, controls, or limitations on the individual’s involvement in the transaction or relationship. Ongoing conflicts are reviewed under the policy annually.

In addition, the Audit Committee’s charter provides that it will, on an annual basis and at such other times as may be requested by the Board, review completed and proposed transactions between LP and any current or former director or executive officer of LP (including transactions involving family members or affiliates of directors or executive officers). The purpose of the Audit Committee’s review is to help the Board determine if directors are independent, identify potential conflicts of interest, and identify related person transactions required to be disclosed in LP’s proxy materials under applicable SEC disclosure requirements. The Audit Committee in 2010 determined that there were no related person transactions that affect the independence of any of LP’s outside directors or that require disclosure in this proxy statement.

STOCKHOLDER PROPOSALS

Any stockholder who intends to present a proposal at the Annual Meeting of Stockholders of LP in 2011, and who wishes to have the proposal included in LP’s proxy materials for that meeting, must deliver the proposal to the Corporate Secretary of LP no later than November 22, 2010. Any such proposal must meet the informational and other requirements set forth in the SEC’s rules and regulations in order to be eligible for inclusion in the proxy materials for that meeting.

LP’s bylaws also provide that no business may be brought before an annual meeting except as specified in the notice of the meeting or as otherwise brought before the meeting by or at the direction of the Board of Directors or by a stockholder of record who has delivered written notice thereof to the Chairman by the deadline specified in the bylaws. In the case of next year’s annual meeting, this notice must be received by LP no later than February 5, 2011. Such notice must include the information required by the SEC’s rules for stockholder proposals presented for inclusion in LP’s proxy materials. The meeting chairman may, if the facts warrant, determine that any such business was not properly brought before the meeting and so declare to the meeting, in which case such business shall not be transacted.

GENERAL

The cost of soliciting proxies will be borne by LP. In addition to the solicitation of proxies by the use of the mails, some of the officers and regular employees of LP, without extra compensation, may solicit proxies personally or by other means such as telephone, telecopier, or e-mail.

LP will request brokers, dealers, banks, voting trustees, and their nominees who hold Common Stock of record to forward soliciting material to the beneficial owners of such stock and will reimburse such record holders for their reasonable expenses in forwarding material.

LOUISIANA-PACIFIC CORPORATION

414 UNION STREET

SUITE 2000

NASHVILLE, TN 37219

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M22426-P91505

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

LOUISIANA-PACIFIC CORPORATION For Withhold For All

All All Except

The Board of Directors recommends that you vote FOR the following: 0 0 0

Vote on Directors

1. Election of Class I Directors

Nominees:

01) Lizanne C. Gottung

02) Dustan E. McCoy

03) Colin D. Watson

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

Vote on Proposal

The Board of Directors recommends you vote FOR the following proposal:

For Against Abstain

2. Ratification of the selection of Deloitte & Touche LLP as LP’s independent auditor for 2010. 0 0 0

NOTE: This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR the election of directors and FOR proposal 2. If any other matters properly come before the meeting, this proxy will be voted by the proxies named herein in accordance with their best judgment. For address changes and/or comments, please check this box and 0 write them on the back where indicated. Please indicate if you plan to attend this meeting. 0 0

Yes No

Please sign exactly as your name appears hereon. If signing for an estate, trust, or corporation, title or capacity should be stated. If shares are held jointly, each holder should sign.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Annual Meeting of Stockholders LOUISIANA-PACIFIC CORPORATION

MAY 6, 2010

The Annual Meeting of Stockholders of Louisiana-Pacific Corporation will be held at 1:00 p.m. on May 6, 2010, at Louisiana-Pacific Corporate Headquarters, 414 Union Street, Suite 2000, Nashville, Tennessee. Your voted proxy card should be detached and returned as soon as possible in the enclosed postage-paid envelope.

Mark A. Fuchs Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M22427-P91505

LOUISIANA-PACIFIC CORPORATION

Proxy Solicited on Behalf of the Board of Directors

for Annual Meeting

May 6, 2010

The undersigned hereby constitutes and appoints Archie W. Dunham, Daniel K. Frierson and Richard W. Frost, and each of them, his or her true and lawful agents and proxies, each with full power of substitution, to represent and vote the common stock of Louisiana-Pacific Corporation (“LP”), which the undersigned may be entitled to vote at the Annual Meeting of LP Stockholders to be held May 6, 2010, or at any adjournment thereof.

You are encouraged to specify your choices by marking the appropriate boxes on the reverse side. You need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. By signing on the reverse, you acknowledge receipt of the 2010 Notice of Annual Meeting of Stockholders and accompanying Proxy Statement and revoke all proxies heretofore given by you to vote at said meeting or any adjournment thereof.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

*** Exercise Your Right to Vote ***

IMPORTANT NOTICE Regarding the Availability of Proxy Materials

LOUISIANA-PACIFIC CORPORATION

Meeting Information

Meeting Type: Annual For holders as of: March 8, 2010

Date: May 6, 2010 Time: 1:00 PM CDT Location: Louisiana-Pacific Corporate HQ

414 Union Street Suite 2000

Nashville, Tennessee 37219

LOUISIANA-PACIFIC CORPORATION 414 UNION STREET

SUITE 2000

NASHVILLE, TN 37219

You are receiving this communication because you hold shares in the above named company.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to

obtain proxy materials and voting instructions.

M22442-P91505

Before You Vote

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

NOTICE AND PROXY STATEMENT ANNUAL REPORT

How to View Online:

Have the 12-Digit Control Number available (located on the following page) and visit: www.proxyvote.com.

How to Request and Receive a PAPER or E-MAIL Copy:

If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1) BY INTERNET: www.proxyvote.com

2) BY TELEPHONE: 1-800-579-1639

3) BY E-MAIL*: sendmaterial@proxyvote.com

* If requesting materials by e-mail, please send a blank e-mail with the 12-Digit Control Number (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before April 22, 2010 to facilitate timely delivery.

How To Vote

Please Choose One of the Following Voting Methods

Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the Meeting you will need to request a ballot to vote these shares.

Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the 12 Digit Control Number available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

M22443-P91505

Voting Items

The Board of Directors recommends that you vote FOR the following:

1. Election of Class I Directors

Nominees:

01) Lizanne C. Gottung 02) Dustan E. McCoy 03) Colin D. Watson

The Board of Directors recommends you vote FOR the following proposal:

2. Ratification of the selection of Deloitte & Touche LLP as LP’s independent auditor for 2010.

NOTE: This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR the election of directors and FOR proposal 2.

If any other matters properly come before the meeting, this proxy will be voted by the proxies named herein in accordance with their best judgment.

M22444-P91505

M22445-P91505